--------------------------------------------------------------------------------

                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

--------------------------------------------------------------------------------

                           SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[x] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-12

                            AMERICAN EXPRESS COMPANY
-------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      (NAME OF PERSON(S) FILING PROXY STATEMENT IF OTHER THAN REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ........................................................................

    (2) Aggregate number of securities to which transaction applies:

        ........................................................................

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ........................................................................

    (4) Proposed maximum aggregate value of transaction:

        ........................................................................

    (5) Total fee paid:

        ........................................................................

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ........................................................................

    (2) Form, Schedule or Registration Statement No.:

        ........................................................................

    (3) Filing Party:

        ........................................................................

    (4) Date Filed:

        ........................................................................

--------------------------------------------------------------------------------

PRELIMINARY COPIES

                                     [LOGO]

                            AMERICAN EXPRESS COMPANY

                               -------------------

                         2000 NOTICE OF ANNUAL MEETING
                                      AND
                                PROXY STATEMENT

                               -------------------

                          ELIMINATE DUPLICATE MAILINGS

    The securities laws require us to provide you with an Annual Report. If you are a shareholder of record and have more than one account in your name or share the same address as another shareholder of record, you may authorize us to stop mailing multiple Annual Reports. To do so, please mark the appropriate box on the proxy card, or follow the instructions when voting by telephone or over the Internet. We must send the Annual Report to at least one account at your address. If you own common shares through a bank, broker or other holder of record and receive more than one Annual Report, please contact the holder of record to eliminate duplicate mailings.

                      VIEWING MATERIALS OVER THE INTERNET

    You can elect to view future Proxy Statements and Annual Reports over the Internet instead of receiving paper copies in the mail. If you are a shareholder of record you can choose this option and save us the cost of producing and mailing these documents. To do so, please mark the designated box on the proxy card or follow the instructions if you vote by telephone or over the Internet. If you own common shares through a bank, broker or other holder of record, the holder of record may send you instructions on how to view future Proxy Statements and Annual Reports over the Internet. If you have not received these instructions and you would like to view these materials over the Internet, please contact the holder of record. If you choose to view the materials online, next year you will receive a proxy card or voting instructions with the Internet address where you can find the materials. Please be aware that you may have to pay for certain costs in connection with online viewing, such as Internet access and telephone charges.

[LOGO]                 AMERICAN EXPRESS COMPANY
                       200 VESEY STREET
                       NEW YORK, NEW YORK 10285

-------------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
-------------------------------------------------------------------------

DATE..............................  Monday, April 24, 2000 at
                                    10:00 A.M.

PLACE.............................  American Express Company
                                    200 Vesey Street, 26th floor
                                    New York, New York 10285

ITEMS OF BUSINESS.................  (1) To elect Directors.

                                    (2) To approve amendments to our
                                        Restated Certificate of
                                        Incorporation and effect a
                                        three-for-one stock split.

                                    (3) To approve an amendment to the
                                        American Express Company 1993
                                        Directors' Stock Option Plan.

                                    (4) To ratify our selection of
                                        Ernst & Young as our independent
                                        auditors for 2000.

                                    (5) To vote on a shareholder
                                        proposal relating to political
                                        contributions, which our Board
                                        of Directors opposes.

                                    (6) To transact such other
                                        business that may properly come
                                        before the meeting.

RECORD DATE.......................  You can vote if you are a shareholder of record on March 1,
                                    2000.

                                                 /s/ STEPHEN P. NORMAN
                                                     STEPHEN P. NORMAN
                                                             Secretary
March   , 2000

                               TABLE OF CONTENTS

                                                           PAGE
                                                           ----
General Information......................................    1

Voting Information.......................................    1

Board and Committee Governance...........................    5

Compensation of Directors................................    7

Ownership of Our Common Shares...........................   11

Item 1. Election of Directors............................   14

Item 2. Proposal to Increase Authorized Common Shares,
        Decrease Par Value, and Effect Stock Split.......   17

Item 3. Proposal to Amend 1993 Directors' Stock Option
        Plan.............................................   20

Item 4. Ratification of Auditors.........................   23

Item 5. Shareholder Proposal.............................   23

Compensation Committee Report on Executive
  Compensation...........................................   24

Summary Compensation Table...............................   33

Option Grants in 1999....................................   36

Option Exercises and Values..............................   38

Long-Term Incentive Plan Awards in 1999..................   39

Performance Graph........................................   40

Severance and Change in Control Arrangements.............   44

Certain Transactions.....................................   47

Section 16(a) Compliance.................................   49

Directors & Officers Liability Insurance.................   50

Deadline for Submitting Proposals........................   50

Exhibit A 1993 Directors' Stock Option Plan..............   52


[Logo]                 AMERICAN EXPRESS COMPANY
                       200 VESEY STREET
                       NEW YORK, NEW YORK 10285

                                                                  March 13, 2000

                                PROXY STATEMENT

GENERAL INFORMATION

    We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors of American Express Company for the 2000 Annual Meeting of Shareholders and for any adjournment or postponement of the meeting. This year we have simplified our proxy materials to make them easier to understand. In this Proxy Statement, we refer to American Express Company as 'the Company,' 'we' or 'us.'

    We are holding the Annual Meeting at 10:00 a.m. on Monday, April 24, 2000 and we invite you to attend in person. If you need special assistance at the meeting because of a disability, please call Stephen P. Norman, our Corporate Secretary, at (212) 640-5583.

    We intend to mail this proxy statement and proxy card to shareholders starting on or about March 13, 2000.

                               VOTING INFORMATION

RECORD DATE

    You may vote all shares that you own as of March 1, 2000, which is the
record date for the Annual Meeting. On March 1, 2000, we had           common
shares outstanding. Each common share is entitled to one vote on each matter properly brought before the meeting.

OWNERSHIP OF SHARES

    You may own common shares either (1) directly in your name as the shareholder of record, which includes shares purchased through our Shareholder's Stock Purchase Plan (Purchase Plan) and restricted share awards (RSA's) issued under our long-term incentive plans for employees or (2) indirectly through a broker, bank or other holder of record, which includes shares in the American Express Stock Fund of our Incentive Savings Plan (ISP).

    If your shares are registered directly in your name, you are the 'holder of record' of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your voting proxy directly to us or to vote in person at the meeting. If you hold your shares in a brokerage account or through a bank or other holder of record, you hold the shares in 'street name,' and your broker, bank or other holder of record is sending these proxy materials to you. As a holder in street name, you have the right to direct your broker, bank or other holder of record how to vote by filling out a voting instruction form. Regardless of how you hold your shares, we invite you to attend the meeting.

HOW TO VOTE

    Your vote is important. We encourage you to vote promptly, which may save us the expense of a second mailing. You may vote in one of the following ways:

    BY TELEPHONE. If you are located in the U.S., you can vote your shares by calling the toll-free telephone number on your proxy card. You may vote by telephone 24 hours a day through Friday, April 21, 2000. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your votes. If you vote by telephone, you do not need to return your proxy card. If you are an owner in street name, please follow the instructions that accompany your proxy materials.

    OVER THE INTERNET. You can also vote your shares over the Internet. Your proxy card indicates the web site you may access for Internet voting. You may vote over the Internet 24 hours a day through Friday, April 21, 2000. As with telephone voting you will be able to confirm that the system has properly recorded your vote. If you are an owner in street name, please follow the instructions that accompany your proxy materials. You may incur costs such as telephone and Internet access charges if you vote over the Internet.

    BY MAIL. If you are a holder of record, you can vote by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you hold your shares in street name, please complete and mail the voting instruction card.

    AT THE ANNUAL MEETING. The way you vote your shares now will not limit your right to change your vote at the Annual Meeting if you attend in person. If you hold your shares in street name, you must obtain a proxy, executed in your favor, from the holder of record if you wish to vote these shares at the Meeting.

    All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign and return your proxy card without any voting instructions, your shares will be voted as our Board of Directors recommends.

    REVOCATION OF PROXIES. You can revoke your proxy at any time before your shares are voted if you (1) submit a written revocation to our Secretary, Stephen P. Norman, (2) submit a later-dated proxy (or voting instructions if you hold shares in street name), (3) provide subsequent telephone or Internet voting instructions or (4) vote in person at the Annual Meeting.

SHARES HELD UNDER PLANS

    If you participate in the Purchase Plan, your proxy card shows the number of shares enrolled in that plan as well as any shares you have acquired through dividend reinvestment. If you participate in the ISP, your proxy card may include shares that the plan has credited to your account. To allow sufficient time for the ISP trustee to vote, the trustee must receive your voting instructions by April 18, 2000. If the ISP trustee does not receive your instructions by that date, the trustee will vote your shares in the same proportion of votes that the trustee receives from other ISP participants.

CONFIDENTIAL VOTING

    We maintain the confidentiality of the votes of individual shareholders. We do not disclose these votes to any member of management, except if we must disclose them for legal reasons. However, if a shareholder writes a comment on the proxy card, we will forward the comment to management. In reviewing the comment, management may learn how the shareholder voted. In addition, the Inspectors of Election and selected employees of our independent tabulating agent may have access to individual votes in the normal course of counting and verifying the vote.

QUORUM AND REQUIRED VOTE

    QUORUM. We will have a quorum and will be able to conduct the business of the Annual Meeting if the holders of a majority of the votes that shareholders are entitled to cast are present at the Meeting, either in person or by proxy.

    VOTES REQUIRED FOR PROPOSALS. To elect directors and adopt the other proposals, the following proportion of votes is required:

    - To elect the Directors, a plurality of the votes cast.

    - To ratify the selection of our auditors, to adopt the shareholder proposal and to approve the amendment to the 1993 Directors' Stock Option Plan, the affirmative vote of a majority of the votes cast.

    - To approve the proposed amendment to our Restated Certificate of Incorporation, a majority of all outstanding common shares entitled to vote.

    ROUTINE AND NON-ROUTINE PROPOSALS. New York Stock Exchange rules determine whether proposals presented at shareholder meetings are routine or not routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote for the proposal without voting instructions from the owner. If a proposal is not routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A 'broker non-vote' occurs when the broker or other entity is unable to vote on a proposal because the proposal is not routine and the owner does not provide any instructions.

    The New York Stock Exchange has informed us that the election of directors, ratification of the selection of our auditors, the proposed amendment to our Restated Certificate of Incorporation and the proposed amendment to the 1993 Directors' Stock Option Plan are routine items. The Exchange has also informed us that the shareholder proposal is not a routine item.

    HOW WE COUNT VOTES. In determining whether we have a quorum, we count abstentions and broker non-votes as present and entitled to vote.

    In counting votes on the proposals:

    - We do not count abstentions or broker non-votes as votes cast for the election of Directors, but we do count votes withheld for one or more nominees as votes cast.

    - We do not count abstentions as votes cast for the proposed amendment to our Restated Certificate of Incorporation. Abstentions have the same effect as votes against the proposal.

    - We do not count abstentions as votes cast on our proposal to ratify the selection of auditors, the shareholder proposal or the proposed amendment to the 1993 Directors' Stock Option Plan. Nor do we count broker non-votes as votes cast on the shareholder proposal. Abstentions and broker non-votes will have no impact on the outcome of these proposals.

COST OF PROXY SOLICITATION

    We will pay the expenses of soliciting proxies. Our Directors, officers or employees may solicit proxies on our behalf in person, or by telephone, facsimile or electronic transmission. We have hired Morrow & Co. to help us distribute and solicit proxies. We will pay Morrow $17,500 plus expenses for these services.

                         BOARD AND COMMITTEE GOVERNANCE

    Our business is managed under the direction of the Board of Directors. Except for Messrs. Golub and Chenault, all of our Board members are independent and not employed by the Company. The Board limits membership of the Audit Committee, Compensation and Benefits Committee and Committee on Directors to non-employee Directors. We keep Board members informed of our business through discussions with management, materials we provide to them, visits to our offices and their participation in Board and Board committee meetings.

    During 1999 the Board of Directors met nine times. The Board of Directors has six committees. All of our Directors attended 75 percent or more of the meetings of the Board and Board committees on which they served in 1999.

    This table lists our committees, the Directors who currently serve on them and the number of committee meetings held in 1999.

                                 COMPENSATION   COMMITTEE ON                             PUBLIC
                         AUDIT   AND BENEFITS     DIRECTORS    EXECUTIVE   FINANCE   RESPONSIBILITY
Name
Mr. Akerson                C                                      M           M
---------------------------------------------------------------------------------------------------
Ms. Armstrong                        M                M
---------------------------------------------------------------------------------------------------
Mr. Artzt                  M                                                  M
---------------------------------------------------------------------------------------------------
Mr. Bowen                  M                                      M                       C
---------------------------------------------------------------------------------------------------
Mr. Chenault                                                                  M
---------------------------------------------------------------------------------------------------
Mr. Crandall               M                                                              M
---------------------------------------------------------------------------------------------------
Mr. Golub                                                          C
---------------------------------------------------------------------------------------------------
Ms. Greenough                        M                                                    M
---------------------------------------------------------------------------------------------------
Mr. Johnson                M                          M                       M
---------------------------------------------------------------------------------------------------
Mr. Jordan                                            C            M                      M
---------------------------------------------------------------------------------------------------
Mr. Leschly                          M                                                    M
---------------------------------------------------------------------------------------------------
Mr. Lewis                  M                          M            M          C
---------------------------------------------------------------------------------------------------
Mr. McGinn                           M                                        M
---------------------------------------------------------------------------------------------------
Mr. Popoff                           C                             M                      M
---------------------------------------------------------------------------------------------------
       C = Chair
       M = Member
1999 Meetings              6         5                2            0          4           2
---------------------------------------------------------------------------------------------------

AUDIT COMMITTEE

    The Audit Committee has oversight responsibility for the Company's financial and internal controls and its accounting and public reporting policies.
The Committee:

    - Recommends to the Board the annual selection of our outside auditors.

    - Reviews:

      (1) the scope and results of the audit of our financial statements, including significant audit findings and management's responses;

      (2) comments and suggestions the auditors make about our internal controls, accounting practices or procedures;

      (3) the scope of the auditors' plans for the upcoming year; and

      (4) significant legal matters.

    - Receives reports on our compliance with laws, regulations and internal procedures, including compliance with our Code of Conduct, contingent liabilities and important risks.

COMPENSATION AND BENEFITS COMMITTEE

    The Compensation and Benefits Committee has overall responsibility for our executive officer and other compensation and benefit programs. The Committee may hire and consult with independent advisors. The Committee also:

    - Approves the compensation of certain key employees and makes recommendations to the Board if required.

    - Evaluates the performance of the Chief Executive Officer.

    - Reviews senior management development programs and appraises senior management performance.

    - Approves material changes to our incentive compensation and benefit plans and policies.

    - Carries out the Board's responsibilities under our pension, savings and welfare benefit plans and appoints management employees to serve on the committees that administer these plans and that are responsible for the management of plan assets.

COMMITTEE ON DIRECTORS

    The Committee on Directors considers and makes recommendations to the Board concerning board composition and performance. The Committee:

    - Recommends individuals for election to the Board and the duties and membership of Board committees.

    - Advises the Board on the factors it should consider in selecting
      Directors.

    - Advises the Board on compensation we pay to our outside Directors and retirement policies we apply to Board members.

    - Recommends ways for the Board to evaluate its performance and approves procedures for training and orientation of new Board members.

    - Considers candidates for election to the Board that shareholders recommend
      in accordance with the requirements we provide on page   .

EXECUTIVE COMMITTEE

    The Executive Committee may meet instead of the full Board if the Board needs to take action on a significant matter but is unable to convene a full meeting on short notice.

FINANCE COMMITTEE

    The Finance Committee oversees our investment programs and reviews our capital needs. The Committee:

    - Considers our investment strategies in light of dynamic economic and market conditions.

    - Reviews with management our need for capital and how we allocate it.

    - Reviews our dividend policies with management.

    - Consults with management when we consider important transactions, such as acquiring other businesses, obtaining loans or issuing securities.

PUBLIC RESPONSIBILITY COMMITTEE

    The Public Responsibility Committee reviews our practices that affect the communities we work in or the public interest in general. For example, the Committee considers our consumer policies, the ways we create employment opportunities for minorities and women, how we safeguard confidential information about our customers and our charitable giving programs.

                           COMPENSATION OF DIRECTORS

FEES AND EXPENSES

    In 1999, we paid each non-employee Director compensation for Board service as follows:

    - An annual retainer of $64,000, which we reduce by $16,000 if the Director does not attend at least 75 percent of our Board meetings and meetings of the committees on which the Director serves.

    - An annual retainer of $10,000 for a Director who is a committee chairperson.

    - Customary reimbursement of expenses for attending Board, committee and shareholder meetings.

    We do not pay Directors who are also our employees any additional compensation for serving as a Director.

STOCK PLANS

    We have two stock-related plans for our non-employee Directors that link a portion of Directors' compensation to our share price performance. These plans are the Directors' Stock Option Plan and the Directors' Stock Plan.

    DIRECTORS' STOCK OPTION PLAN. We make an annual 1,000 share stock option grant to each non-employee Director on the date of the Annual Meeting of Shareholders. In 1999 we made this grant to each of our 12 non-employee Directors elected on that day, 11 of whom are also current nominees. The 1999 grant has these features:

    - The exercise price is $134.72 per share, which was the market price of our common shares on the date we made the grant.

    - Directors may exercise the option for up to ten years.

    - Directors may exercise one-third of the grant after one year, two-thirds after two years and the full grant after three years.

    - Directors may transfer the option to family members so long as the Director remains responsible for the payment of taxes when the transferee exercises the option.

    We are asking shareholders to vote on a proposed amendment to this plan that would change the number of stock option shares we grant annually to reflect stock splits and other capital adjustments. Please see Item 3.

    DIRECTORS' STOCK PLAN. We make an annual grant of 200 common shares to each non-employee Director for service in the prior year. In two instances we will grant fewer than 200 shares: (1) we will grant 150 shares to any Director who attends less than 75 percent of all Board and committee meetings in the prior year and (2) we will grant 100 shares to any Director who joined the Board after July 1 of the prior year. In 1999 we granted 200 common shares to each non-employee Director.

    If the shareholders approve our proposed amemdments to our Restated Certificate of Incorporation and three-for-one stock split, the Board expects to change this annual grant to 600 shares, except the grant will be changed to 450 shares for any Director who attends less than 75 percent of all Board and committee meetings in the prior year, and 300 shares for any Director who joins the Board after July 1 of the prior year.

DEFERRED COMPENSATION PLAN

    Non-employee Directors may elect to defer the receipt of their cash compensation until a later date. Participating Directors may invest their deferred amounts in two ways: (1) in a cash account that earns interest based on our return on equity or (2) in a stock account that we value according to the
performance of our common shares, including reinvested dividends. On page   we
show the number of common share equivalent units we have credited thus far to the eight Directors who participate in this plan.

RETIREMENT BENEFITS

    We offer no retirement benefits to non-employee Directors who were elected after March 31, 1996. However, we pay a retirement benefit to Directors who
(1) began their Board service on or before March 31, 1996 and have served on our Board for at least five years and (2) have never been our employees. The retirement benefit consists of a payment of $30,000 per year for each year they served on the Board. We will not make payments past a Director's death.
We may provide retirement benefits to Directors who do not qualify under this plan, however, we have never done so and have no plans to change this practice. Nine of the current Directors are eligible to receive retirement benefits.

INSURANCE

    We provide our non-employee Directors with group term life insurance coverage of $50,000 and accidental death and dismemberment insurance coverage of $300,000. Directors may purchase $50,000 of additional group term life insurance. In 1999 six Directors purchased this additional insurance.

DIRECTORS' CHARITABLE AWARD PROGRAM

    One way that we promote charitable giving is through our Directors' Charitable Award Program. Under this program we purchase life insurance on the lives of participating Directors and advisors to the Board. We will receive a $1,000,000 benefit upon the death of a Director and $500,000 upon the death of an advisor. We expect to donate one-half of the benefit to the American Express Foundation for charitable purposes and one-half directly to the charitable organization that the Director or advisor recommends. The program does not provide any financial benefit to Directors or advisors and we bear only nominal cost in running it. In addition, our donation of the death benefits to the Foundation helps meet the funding needs of the Foundation.

OTHER ARRANGEMENTS

    Mr. Duncan served as Director and Chairman of the Audit Committee of American Express Bank Ltd. until he retired from our Board of Directors in April 1999. In 1999 the Bank paid him a retainer of $12,500, $2,000 for attending board meetings, a retainer of $2,500 for serving as chairman of the Bank's Audit Committee and $1,500 for attending the Bank's Audit Committee meetings.

    Mr. Akerson served as Director and member of the Audit Committee of American Express Bank Ltd. from May 1999 until January 2000. For this service the Bank paid Mr. Akerson a retainer of $18,750, $4,000 for attending board meetings, a retainer of $2,625 for serving as a member of the Bank's Audit Committee and $2,250 for attending the Bank's Audit Committee meetings.

    Mr. Jordan was a senior partner of Akin, Gump, Strauss, Hauer & Feld, L.L.P. until December 1999. At that time he became of counsel to the firm. The firm provided legal services to us in 1999 and is providing services to us in 2000 at customary rates.

    In 1999 we introduced the American Express'r' Centurion Card and issued a Card to each non-employee Director. We waived the $1,000 annual fee for the first year.

                         OWNERSHIP OF OUR COMMON SHARES

    This table shows how many American Express common shares certain individuals and entities beneficially owned on March 1, 2000. These individuals and entities include: (1) owners of more than 5% of our outstanding common shares, (2) our current Directors, (3) the executive officers named in the compensation tables
on pages   and (4) all current Directors and executive officers as a group. A person has beneficial ownership over shares if the person has voting or investment power over the shares or the right to acquire such power within 60 days. Investment power means the power to direct the sale or other disposition of the shares. Each person has sole voting and investment power over the shares, except as we describe below. The table also shows the number of common share equivalent units we have credited to Directors under the Deferred Compensation Plan.

                           NUMBER OF SHARES    RIGHT TO    COMMON SHARE   PERCENT OF
NAME                        OWNED(3)(4)(5)    ACQUIRE(6)   EQUIVALENTS     CLASS(%)
----                       ----------------   ----------   ------------   ----------
Warren Buffett,
 Berkshire Hathaway Inc.
 and subsidiaries.........    50,536,900(1)          --           --
Edward Johnson 3d,
 Abigail P. Johnson and
 FMR Corp.
 82 Devonshire Street
 Boston, Massachusetts
 02109....................    39,184,091(2)          --           --
Daniel F. Akerson.........        12,604          1,999        4,904            --
Anne L. Armstrong.........         5,407          5,020       10,228            --
Edwin L. Artzt............         9,291          2,099           --            --
William G. Bowen..........         9,600          4,839           --            --
Kenneth I. Chenault.......       253,077        484,476           --            --
Robert L. Crandall........         1,200            333          478            --
Richard K. Goeltz.........         7,026         32,000           --            --
Harvey Golub..............       623,591        879,161           --            --
Beverly Sills Greenough...         7,160          3,999                         --
David R. Hubers...........        43,182        252,666                         --
F. Ross Johnson...........        19,175          8,559                         --
Vernon E. Jordan, Jr......        10,162          3,999       12,966            --
Jan Leschly...............        24,104          1,999        1,756            --
Drew Lewis................        22,856          1,999                         --
Jonathan S. Linen (7).....       185,942        403,711                         --
Richard A. McGinn.........         1,300            333                         --
Frank P. Popoff...........        10,225          2,000          667            --
All current Directors and
 executive officers (8)
 (29 individuals).........     1,680,047      3,763,086                         --

---------

(1) Based on information Berkshire Hathaway Inc. (Berkshire) provided to us as of December 31, 1999. The address of Mr. Buffett,

    Berkshire and its subsidiaries is 1440 Kiewit Plaza, Omaha, Nebraska 68131.

    Of the shares listed in the table, National Indemnity Company beneficially owns 40,085,293 shares. National Indemnity is a subsidiary of Berkshire. Mr. Buffett, Berkshire and the subsidiaries share voting and investment power over the shares. Mr. Buffett, his spouse and a trust for which Mr. Buffett is trustee own 34% of the equity of Berkshire. As a result of this ownership position in Berkshire, Mr. Buffett may be considered the beneficial owner of the shares that Berkshire beneficially owns.

    In 1995 we signed an agreement with Berkshire designed to ensure that Berkshire's investment in our company will always be passive. The agreement remains in effect so long as Berkshire owns 10% or more of our voting securities. Berkshire made similar commitments to the Board of Governors of the Federal Reserve System. Berkshire and its subsidiaries have also agreed to follow our Board of Directors' recommendation in voting Company common shares they own. This additional agreement remains in effect so long as Harvey Golub is our Chief Executive Officer and Berkshire owns 5% or more of our voting securities. With certain exceptions, Berkshire and its subsidiaries may not sell Company Common shares to any person who owns more than 5% of our voting securities or who attempts to change the control of the Company.

(2) Based on information contained in a report on Schedule 13G that FMR Corp. filed with the SEC. The Schedule contains this information as of December 31, 1999 about beneficial ownership:

    - FMR Corp., Mr. Johnson and Mrs. Johnson had sole power to dispose of 39,184,091 shares, FMR has sole voting power over 1,893,363 shares and Mr. Johnson had sole voting power over 10,693 shares.

    - Fidelity Management and Research Company beneficially owned 36,631,718 shares and Fidelity Management Trust Company beneficially owned 2,137,492 shares. These entities are subsidiaries of FMR.

    - Fidelity International Limited (FIL) beneficially owned 404,188 shares. Mr. Johnson and members of his family control FMR. A partnership controlled by Mr. Johnson and members of his family control approximately 40% of the voting stock of FIL and Mr. Johnson is Chairman of FMR and FIL. Accordingly, FMR may be considered to be a beneficial owner of the shares owned by

     FIL. FMR disclaims beneficial ownership of the shares FIL beneficially owns.

(3) This column includes shares held in employee benefit plan accounts on December 31, 1999 as follows:

                                             NUMBER OF SHARES
        NAME                                 IN PLAN ACCOUNTS
        ----                                 ----------------
        H. Golub...........................          760
        K.I. Chenault......................        5,220
        J.S. Linen.........................        7,753
        R.K. Goeltz........................           26
        D.R. Hubers........................          290
        All current Directors
          and executive officers...........       27,592

    This column also includes shares held in trust, as follows:

                                            NUMBER OF SHARES
        TRUSTEE                               HELD IN TRUST
        -------                              ----------------
        H. Golub...........................       84,454
        K.I. Chenault......................       23,604

(4) Certain individuals in the table have disclaimed beneficial ownership of shares. We do not include these shares in the table, which are held as follows:

    - Mr. Golub's wife is the sole trustee of a trust that holds 6,515 shares.

    - A child of Mr. Golub owns 3,045 shares.

    - Mr. Chenault and his wife are general partners of a limited partnership that owns 13,588 shares.

    - Mr. Chenault's wife owns 14,996 shares on her own behalf or as trustee or custodian for their children.

    - All current Directors and executive officers disclaim beneficial ownership over 44,574 shares.

(5) Certain executive officers hold restricted shares which we include in this column. The executive may vote the restricted shares, but may not sell or transfer them during the restricted period. These restrictions lapse over a period of years ending in 2005. The individuals in the table hold the following number of restricted shares:

                                                 NUMBER OF
        NAME                                 RESTRICTED SHARES
        ----                                 -----------------
        H. Golub...........................        25,056
        K.I. Chenault......................       123,572
        R.K. Goeltz........................         7,000
        D.R. Hubers........................         4,562
        All executive officers.............       282,391

(6) These are shares that the executive officers may acquire by exercising stock options.

(7) The children of Mr. Linen own 432 shares. Mr. Linen is one of our executive officers.

(8) On March 1, 2000 our 30 Directors and executive officers
    beneficially owned 5,443,133 shares, or about    % of our outstanding
    shares. No individual in the table beneficially owned more than 1% of our outstanding shares.

SHARE OWNERSHIP GUIDELINES FOR DIRECTORS

    The Board of Directors believes that each Director should have a meaningful equity stake in our Company and adopted a voluntary share ownership guideline of 10,000 shares. Directors who joined the Board after February 1994 when the Board adopted the guideline have five years to acquire the shares.

                        ITEM 1 -- ELECTION OF DIRECTORS

    Our Board of Directors currently has 14 members. Each member is standing for re-election, to hold office until the next Annual Meeting of Shareholders, except for Mrs. Armstrong, who is retiring from the Board of Directors in April 2000. If during the year a Director resigns or retires, the Board of Directors, with input from the Committee on Directors, may elect another Director as a replacement. The Board may add new members during the year based on a number of factors, such as the size of the Board and the Board's desire to add fresh perspectives or expertise.

    The Board has appointed Richard K. Goeltz, Stephen P. Norman and Louise M. Parent as the proxy committee who will vote your shares on your behalf. Their names appear on the proxy card. These individuals intend to vote for the election of each of the 13 nominees, unless you indicate on the proxy card or voting instructions that your vote is withheld from any or all of the nominees. The telephone and Internet voting procedures will include instructions on how to withhold your vote for any or all nominees. We expect that each nominee will be able to serve if elected as a Director. However, if any nominee is not able to serve, the persons named as proxies may vote for another person.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES AS
DIRECTORS.                               ---

    We describe below the principal occupation (in italics) and other information about our nominees.

DANIEL F. AKERSON                        Director since 1995         Age 51

CHAIRMAN AND CHIEF EXECUTIVE OFFICER, NEXTLINK, a company that operates high capacity local, and long haul fiber optic networks in major markets in the U.S., September 1999 to present. Chairman, Nextel Communications, Inc., a domestic and international digital wireless communications company, March 1996 to present and Chairman and Chief Executive Officer, March 1996 to August 1999. General Partner, Forstmann Little & Co., an investment banking firm, 1994 to March 1996. Chairman and Chief Executive Officer, General Instrument Corporation, a company engaged in developing technology, systems and product solutions for the interactive delivery of video, voice and data, 1993 to 1995. Member, Board of Directors, America Online, Incorporated.

EDWIN L. ARTZT                           Director since 1994         Age 69

FORMER CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER OF THE PROCTER & GAMBLE COMPANY, a worldwide consumer products company, September 1999 to present. Chairman of the Executive Committee, 1995 to September 1999, Chairman of the Board and Chief Executive, 1990 to 1995. Chairman of the Board, Spalding Holdings Corp. Director, Delta Air Lines, Inc., Evenflo Co. and GTE Corporation. Member, The Business Council.

WILLIAM G. BOWEN                         Director since 1988         Age 66

PRESIDENT, THE ANDREW W. MELLON FOUNDATION, a not-for-profit corporation engaged in philanthropy, 1988 to present. Former President, Princeton University. Director, Merck, Inc. Member, Board of Trustees, Denison University. Member, Board of Overseers, TIAA-CREF. Chairman, JSTOR.

KENNETH I. CHENAULT                      Director since 1997         Age 48

PRESIDENT AND CHIEF OPERATING OFFICER, AMERICAN EXPRESS COMPANY, AND CHIEF EXECUTIVE OFFICER, AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC., February 1997 to present. Vice Chairman of American Express Company, January 1995 to February 1997. President -- USA, American Express Travel Related Services Company, Inc., 1993 to 1995. Director, American Express Bank, Ltd., International Business Machines Corporation, the National Collegiate Athletic Association and the Arthur Ashe Institute for Urban Health, Trustee, Mount Sinai NYU Health, Member, Council on Foreign Relations.

ROBERT L. CRANDALL                       Director since 1999         Age 64

FORMER CHAIRMAN AND CHIEF EXECUTIVE OFFICER, AMR CORP. AND AMERICAN AIRLINES, INC., a company engaged in air transportation, information systems and diversified services, May 1998 to present. Chairman and Chief Executive Officer, AMR Corp. and American Airlines, Inc., 1985 to 1998. Chairman, The Sabre Group Holdings, Inc., 1985 to 1998. Director, Halliburton Company, MediaOne Group, Inc., Celestica Inc., Anixter, Inc. and AMFM Inc.

HARVEY GOLUB                             Director since 1990         Age 60

CHAIRMAN AND CHIEF EXECUTIVE OFFICER, AMERICAN EXPRESS COMPANY, August 1993 to present. Director, American Express Bank Ltd., Campbell Soup Company and Dow Jones & Company, Inc. Director, The New York and Presbyterian Hospitals, Inc. Member, Board of Trustees, Lincoln Center for the Performing Arts, New York City Partnership, New York Chamber of Commerce and Industry and United Way of New York City. Member, President's Commission for the Arts and the Humanities and The Business Roundtable.

BEVERLY SILLS GREENOUGH                  Director since 1990         Age 70

CHAIRMAN, LINCOLN CENTER FOR THE PERFORMING ARTS, 1994 to present. Managing Director, Metropolitan Opera, 1991 to present. Former General Director and President, New York City Opera. Director, Time Warner Inc., Human Genome Sciences, Inc. and Lincoln Center Theater. Member, Board of Trustees, Hospital for Special Surgery and National Society for Multiple Sclerosis.

F. ROSS JOHNSON                          Director since 1986         Age 68

CHAIRMAN AND CHIEF EXECUTIVE OFFICER, RJM GROUP, a management advisory and investment firm, 1989 to present. Director, Power Corporation of Canada, Archer Daniels Midland Company, and Gendis, Inc. Former Chairman, Economic Club of New York. Retired Chairman, RJR/Nabisco, Inc.

VERNON E. JORDAN, JR.                    Director since 1977         Age 64

SENIOR MANAGING DIRECTOR, LAZARD FRERES & CO., an investment banking firm, January 2000 to present. Of counsel, Akin, Gump, Strauss, Hauer & Feld, L.L.P., attorneys, Washington, D.C. and Dallas, Texas, January 2000 to present and Senior Partner, 1982 to 1999. Director, Callaway Golf Company, Inc., AMFM Inc., Dow Jones & Company, Inc., J.C. Penney Company Inc., Revlon Group, Inc., Ryder Systems, Inc., Sara Lee Corporation, Union Carbide Corporation and Xerox Corporation. Trustee, Howard University.

JAN LESCHLY                              Director since 1997         Age 59

CHIEF EXECUTIVE AND DIRECTOR, SMITHKLINE BEECHAM PLC, a company that develops and markets pharmaceuticals and over-the-counter medicines, 1994 to present. Director, CBS Corporation, Advisory Board of Daimler Chrysler, British Pharma Group and Pharmaceutical Research and Manufacturers Association. Trustee, National Foundation for Infectious Diseases. Member, Emory Business School Dean's Advisory Council and The Business Council.

DREW LEWIS                               Director since 1986         Age 68

FORMER CHAIRMAN AND CHIEF EXECUTIVE OFFICER, UNION PACIFIC CORPORATION, a transportation company, January 1997 to present. Chairman and Chief Executive Officer, 1987 through December 1996. Director, FPL Group, Inc., Gannett Co., Inc., Millenium Bank, and Union Pacific Resources Group Inc.

RICHARD A. MCGINN                         Director since 1986         Age 53

CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT, LUCENT TECHNOLOGIES, INC., a company that develops and manufactures communications systems and software, 1996 to present. Executive Vice President of AT&T Corp. and Chief Executive Officer of AT&T Network Systems Group, 1994 to 1996. President and Chief Operating Officer of AT&T Network Systems Group, 1993 to 1994. Director, Oracle Corporation.

FRANK P. POPOFF                           Director since 1986         Age 64

CHAIRMAN OF THE BOARD, THE DOW CHEMICAL COMPANY, a company that produces chemicals and chemical products, 1992 to present and Chief Executive Officer, 1987 to 1995. Director, U S WEST, Inc., United Technologies Corp., Chemical Financial Corporation and Michigan Molecular Institute. Director Emeritus, Indiana University Foundation. Member, American Chemical Society and The Business Council.

ITEM 2 -- PROPOSAL TO INCREASE AUTHORIZED COMMON SHARES, DECREASE PAR VALUE, AND
                           EFFECT 3-FOR-1 STOCK SPLIT

DESCRIPTION OF PROPOSAL

    The Board of Directors has unanimously approved, subject to shareholder approval, an amendment to our Restated Certificate of Incorporation. The amendment would increase the number of common shares we can issue from 1,200,000,000 shares to 3,600,000,000 shares and reduce the par value of all common shares from $.60 per share to $.20 per share. This change would result in a 3-for-1 stock split of our issued and unissued common shares. If shareholders approve the amendment, the first paragraph of Section 4 of the Restated Certificate of Incorporation will read as follows:

    '1. The aggregate number of shares of all classes which the corporation shall have the authority to issue is 3,620,000,000 shares, consisting of 20,000,000 preferred shares of the par value of $1.66 2/3 each and 3,600,000,000 common shares of the par value of $.20 each.'

INFORMATION ABOUT OUTSTANDING AND RESERVED SHARES

    On March 1, 2000 we had           common shares outstanding. We had the
following common shares reserved for issuance:

    -    shares for our stock-based compensation and benefit plans,

    -    shares for the Purchase Plan, and

    - shares for a share purchase agreement with a financial institution (the Share Purchase Agreement).

    We had not issued or reserved the remaining          authorized common
shares. We also had no authorized preferred shares outstanding.

    If the amendment becomes effective, of the 3,600,000,000 common shares that the Restated Certificate of Incorporation would authorize, we would have shares issued and outstanding based on information as of March 1, 2000. In addition, we would have the following common shares reserved for issuance:

    -    shares for our stock-based compensation and benefit plans,

    -    shares for the Purchase Plan, and

    -    shares for the Share Purchase Agreement.

    We will also make equitable adjustments to compensation awards to preserve the value of the awards. For example, an employee or director stock option to purchase 1,000 common shares with an exercise price of $150 would be changed to a stock option to purchase 3,000 common shares with an exercise price of $50. In addition, each restricted share would become 3 restricted shares.

PURPOSE OF STOCK SPLIT

    The Board of Directors believes that the stock split would result in our shares trading in a range more consistent with the shares of other major companies. The Board also believes that the stock split may result in a share price that is attractive to a greater number of investors.

RIGHTS OF COMMON SHAREHOLDERS

    The proposed additional 2,400,000,000 common shares will be part of the current class of common shares and will have the same rights as the common shares that are currently issued and outstanding. Shareholders have no preemptive right to purchase additional shares from us. This means shareholders have no right to purchase shares to maintain their proportionate ownership in our company.

IMPACT OF AMENDMENT AND STOCK SPLIT

    Neither the amendment nor the stock split will change shareholders' proportionate equity interest in our company. In addition, the amendment will not affect the relative proportion of our authorized but unissued shares to our issued shares. The amendment will maintain our relative flexibility to meet future share needs and will not change our stated capital or surplus accounts.

PLANS FOR ADDITIONAL SHARES

    We do not have any specific plans to issue shares at this time other than to complete the proposed 3-for-1 stock split and to issue some or all of the shares we have reserved for issuance. However, we may issue the additional shares authorized by the amendment without shareholder approval except if we need such approval to meet legal or stock exchange requirements. We may issue additional shares for capital funding, future acquisitions of assets or securities of other companies, employee compensation and benefit plans, future stock dividends or splits and other corporate purposes.

NEW YORK STOCK EXCHANGE LISTING

    In April 2000 we intend to apply to the New York Stock Exchange for the continued listing of our shares on a split basis.

EXPECTED EFFECTIVE DATE

    If shareholders approve the amendments and stock split, we plan to file a Certificate of Amendment to the Restated Certificate of Incorporation with New York State authorities as soon as possible after the Annual Meeting. The amendment will be effective on the date the authorities accept the filing. We expect this date to be April 25, 2000. If you are a shareholder of record on such date, you will be entitled to receive two additional common shares for each common share you hold. We expect to distribute the additional share certificates on May 10, 2000. Street name shareholders will have the additional shares automatically credited to their accounts on that date.

TAXES

    Our Tax Counsel has advised us that generally under current U.S. federal income tax laws:

    - You will not have taxable income as a result of the stock split.

    - The cost or other basis of each original share you hold before the split will be divided 1/3 to the original share and 1/3 to each of the two new shares.

    - The holding period for each of the three shares will include the period during which you held the original share.

    The laws of other countries or jurisdictions may impose taxes on the receipt of shares from the stock split. This is not a complete discussion of all the tax consequences of the stock split and we do not intend it to be tax advice. Please consult your own tax advisor for advice based on your individual circumstances.

CERTAIN COSTS

    If you purchase or sell common shares after the stock split, brokerage commissions on transactions of the same dollar amount may be higher than before the split. Transfer taxes, if any, may also be higher.

    Any share certificates you presently hold continue to represent the number of common shares indicated on the certificate. There is no need to exchange your existing certificates for new ones.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE
                                             ---
RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF COMMON SHARES, REDUCE THE PAR VALUE AND EFFECT A 3-FOR-1 STOCK SPLIT.

 ITEM 3 -- PROPOSAL TO AMEND THE AMERICAN EXPRESS COMPANY 1993 DIRECTORS' STOCK
                                  OPTION PLAN

    In 1993 our shareholders approved the 1993 Directors' Stock Option Plan (the 1993 Plan). Under the 1993 Plan we currently make an annual grant of 1,000 stock option shares to each non-employee Director on the date of each Annual Meeting of Shareholders.

PROPOSED AMENDMENT TO 1993 PLAN

    The Board of Directors has approved an amendment to the 1993 Plan that would equitably adjust the number of stock option shares we grant each year under this plan if our outstanding common shares change as a result of certain corporate events. These events include a stock split, stock dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, combination or exchange of shares, sale of assets, unusual distributions to shareholders or other extraordinary or unusual events. The purpose of this adjustment is to maintain the same economic interest that our Directors have in stock option grants both before and after the corporate event.

    The current version of the 1993 Plan automatically adjusts the number of PREVIOUSLY GRANTED stock option shares following these events. It does not specifically provide for an adjustment to the number of FUTURE stock option shares. For example, if shareholders approve the amendment to our Restated Certificate of Incorporation to effect a 3-for-1 stock split that we propose in
Item 2 of this Proxy Statement, each outstanding common share will become three shares. The 1993 Plan currently provides that stock option shares previously granted to Directors under that plan would automatically adjust to enable each Director to maintain a similar relative equity interest.

    To maintain the same incentive value that 1,000 stock option shares provide before the stock split, the Company would need to change future grants to 3,000 stock option shares after the split. The new 3,000 share option grant would allow a Director to purchase the same relative equity interest in the Company as the Director could purchase before the split with a 1,000 share option grant. The proposed amendment to the 1993 Plan would permit the Board of Directors to make this adjustment for a stock split as well as equitable adjustments to reflect other capital transactions. If shareholders approve the proposal in
Item 2 as well as the proposed amendment to the 1993 Plan, the annual grant of 1,000 stock option shares under the 1993 Plan will increase to 3,000 stock option shares commencing with the April 2001 grant.

DESCRIPTION OF THE 1993 PLAN

    We attach the text of the 1993 Plan, with the proposed amendment as Exhibit A. We describe the main features of the 1993 Plan below, but you should read the full text of the 1993 Plan. The amendment will not be effective unless the shareholders approve it. If the shareholders approve the amendment, we will adopt it regardless of the vote on the proposed amendment to our Restated Certificate of Incorporation described in Item 2 of this Proxy Statement.

    Currently, we make a grant of 1,000 stock option shares to each non-employee Director on the date of the Annual Meeting of Shareholders. The exercise price is the fair market value of our common shares on the date we make the grant.

    Directors may exercise their options for up to ten years. They may exercise one-third of the grant after one year, two-thirds after two years and the full grant after three years. Directors may exercise their options while serving on the Board. Within three years after retiring from the Board they may also exercise options that are vested on the date of retirement. Following the death of any Director, the Director's estate has one year to exercise options that are vested on the date of death. Directors may transfer the options to family members so long as the Director is responsible for the payment of taxes when the transferee exercises the option.

    We receive no money or other consideration when we grant these options. Directors must pay the exercise price in full when they exercise them. Directors may pay the exercise price in cash, check or common shares they already own.

    The 1993 Plan ends in April 2003. The Board of Directors administers it.

    The closing price of our common shares on the New York Stock Exchange on
March 1, 2000 was $    per share.

TAXES

    Our Tax Counsel has advised us that generally under current U.S. federal income tax laws:

    - Directors do not have taxable income when they receive stock options under the 1993 Plan.

    - When a Director exercises a stock option, the Director has taxable income equal to the fair market value of the shares acquired from the exercise less the exercise price.

    - The Director's tax basis in the shares acquired is equal to the fair market value of these shares on the date of exercise.

    - The Director's holding period for capital gains purposes starts on the date the Director exercises the option.

    - We may deduct from our corporate federal income taxes an amount equal to the taxable income the Director has when the Director exercises the option.

    This is not a complete discussion of all the tax aspects of participation in the 1993 Plan and we do not intend it to be tax advice. The consequences may change if tax laws or guidance change in the future. Participants in the 1993 Plan should consult their own advisors for advice based on their individual circumstances.

SHARES WE MAY ISSUE

    Currently, we may issue no more than 250,000 stock option shares under the 1993 Plan. If shareholders approve both our proposal in

Item 2 of this Proxy Statement and our proposed amendment to the 1993 Plan, this
number will increase to 750,000 shares. A total of       stock option shares
would be outstanding under the 1993 Plan at the time both proposals become
effective, leaving       stock option shares available for issuance.

NEW PLAN BENEFITS

    SEC rules require us to include a table showing the number of common shares underlying the stock option grants we will make in 2000 to all of our non-employee Directors as a group. We assume that on April 24, 2000 grant we will grant to each of our 11 non-employee Directors an option to purchase 1,000 common shares. The April 24, 2000 grant will be made before the date the 3-for-1 stock split would become effective. This would result in each of these 1,000 share stock option grants changing to a 3,000 share stock option grant on the effective date of the stock split.

                               NEW PLAN BENEFITS

           AMERICAN EXPRESS COMPANY 1993 DIRECTORS' STOCK OPTION PLAN

                                                   NUMBER OF COMMON SHARES
           GROUP                                UNDERLYING STOCK OPTION SHARES
           -----                                ------------------------------
           Non-Employee Director Group........              11,000

                        ITEM 4 -- SELECTION OF AUDITORS

    The Board of Directors has appointed Ernst & Young LLP as our independent auditors for 2000. We are asking shareholders to ratify the Board's selection.

    Ernst & Young LLP and its predecessor firm have served as our independent auditors since 1975. We paid them $10.5 million in audit fees for 1999. Representatives of Ernst & Young will be present at the Annual Meeting to answer questions. They will also have the opportunity to make a statement if they wish.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF ITS
                                             ---
SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS FOR 2000.

                         ITEM 5 -- SHAREHOLDER PROPOSAL

    Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, record owner of 148 common shares, has advised us that she plans to introduce the following resolution:

    'RESOLVED: 'That the stockholders recommend that the Board direct management that within five days after approval by the shareholders of this proposal, the management shall publish in newspapers of general circulation in the cities of New York, Washington, D.C., Detroit, Chicago, San Francisco, Los Angeles, Dallas, Houston and Miami, and in the Wall Street Journal and U.S.A. Today, a detailed statement of each contribution made by the Company, either directly or indirectly, within the immediately preceding fiscal year, in respect of a political campaign, political party, referendum or citizens' initiative, or attempts to influence legislation, specifying the date and amount of each such contribution, and the person or organization to whom the contribution was made. Subsequent to this initial disclosure, the management shall cause like data to be included in each succeeding report to shareholders.' 'And if no such disbursements were made, to have that fact publicized in the same manner.'

    REASONS: 'This proposal, if adopted, would require the management to advise the shareholders how many corporate dollars are being spent for political purposes and to specify what political causes the management seeks to promote with those funds. It is therefore no more than a requirement that the shareholders be given a more detailed accounting of these special purpose expenditures that they now receive. These political contributions are made with dollars that belong to the shareholders as a group and they are entitled to know how they are being spent.' 'Last year the owners of 9,912,349 shares, representing approximately 3.1% of shares voting, voted FOR this proposal.'

    'If you AGREE, please mark your proxy FOR this resolution.'

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL FOR
                                                    -------
THESE REASONS:

    If we publish the expenditures in the 11 newspapers called for in the proposal, we would incur needless expense. The contributions of the Company's Political Action Committee are already reported and available at government agencies. We also are happy to provide any shareholder a report of these political contributions upon request. We provide instructions for you to obtain the report in our Annual Report to Shareholders.

                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

    The Committee has overall responsibility for determining the compensation of the Company's executive officers as well as other compensation programs. No member of the Committee is an employee of the Company or participates in any of its executive compensation programs. The Committee considers data provided by independent compensation consultants.

OBJECTIVES

    The Company has designed its executive compensation programs to:

    - Attract, motivate and retain the most competent executives;

    - Link the financial interests of the Company's executives and its shareholders; and

    - Provide rewards for behavior consistent with the Company's values.

    To meet these objectives, the Committee uses a mix of objective and subjective factors in making pay decisions for executive officers of the Company. These factors range from competitive pay practices to its judgment of business and individual performance.

EXECUTIVE OFFICER COMPENSATION POLICIES

    COMPENSATION GUIDELINES. The Committee sets executive compensation guidelines for base salary, annual incentive and long-term incentive awards for each executive officer position. The Committee uses three factors to set these guidelines: (1) competitive pay practices, (2) job scope and responsibility and (3) the Company's need to attract, retain and reward executive talent. The importance of each factor varies by individual.
For 1999 the Committee reviewed competitive pay practices at approximately
50 companies that compete with the Company in business or for executive talent. The Standard & Poor's (S&P) 500 Index includes substantially all of these companies and the S&P Financial Index includes approximately one-third of these companies. When the Committee approves compensation, it considers these guidelines, current competitive market data and its judgment of Company, business unit and individual performance as described below.

    BASE SALARY. The Committee reviews possible merit increases in salary every 18 months or longer. During this review the Committee considers the compensation guideline for the executive officer position and individual performance. The Committee may also increase the base salary of executives who are promoted or change jobs within the executive group or in other special circumstances.

    ANNUAL INCENTIVE AWARDS. The Company's annual incentive award program compensates executive officers for annual performance. The Committee approved 1999 annual incentive awards for the named executives in amounts ranging from
1.4 to 2.7 times their annual incentive award guideline and for all executive officers in amounts ranging from 1.2 to 2.7 times their annual incentive award guideline.

    In 1999 the Company paid 1999 annual incentive awards to    executive
officers, including the named executives, under an award structure designed to preserve the Company's tax deductions under the Million Dollar Cap. (The
Company's Million Dollar Cap policy is described on page   .) The awards contain
a formula based on the Company's 1999 return on equity and growth in earnings per share. The Company may pay the awards in cash or a combination of cash and restricted shares. In assessing performance the Committee applied the formula to determine the maximum amount payable and then used its judgment about annual goal and leadership performance to make actual awards below these maximum values. The Committee gave equal weight to the goal and leadership categories.

    The Committee evaluated progress toward goals based on these areas:

    - SHAREHOLDER VALUE (50% WEIGHT). Includes 1999 shareholder return, earnings growth, revenue growth and return on equity.

    - CUSTOMER SATISFACTION (25% WEIGHT). Includes customer survey results, expansion and retention of customer base and development of products and services.

    - EMPLOYEE SATISFACTION (25% WEIGHT). Includes 1999 employee survey results and the Company's and the business units' success in making progress toward long-term, world class targets.

    The Committee evaluated leadership by considering a variety of factors, such as innovation, strategic vision, customer focus, management effectiveness, teamwork, integrity, diversity, developing others and managing change, without assigning weights to these factors.

    The Company paid to other executive officers 1999 annual incentive awards that were not tied to a formula because the Million Dollar Cap limits would not typically apply to their compensation. The Committee based the annual incentive awards for these executives on the same goal and leadership factors described above.

    The Committee used similar criteria to evaluate the goal and leadership performance of Messrs. Golub and Chenault. The specific factors the Committee
used to evaluate Mr. Golub's goal performance are described on pages   . The
Committee also used these factors in evaluating Mr. Chenault's performance. The Committee did not assign weightings to the goal categories in evaluating their performance. In addition, the Committee evaluated their leadership based on its judgment of their overall leadership of the senior management team and the Company.

    LONG-TERM INCENTIVE AWARDS. The Company's long-term incentive award program rewards executive officers for Company, business unit and individual performance over more than one year. In 1999 regular long-term awards included stock option and Portfolio Grant (PG) awards. In approving the size of these awards, the Committee reviewed the compensation guidelines for the awards, the size and value of other stock option and PG awards held by each executive officer and relative contributions. The Committee approved award sizes with values consistent with compensation guidelines.

    STOCK OPTIONS. Ten-year stock options reward executive officers if the Company's share price increases for all shareholders. Executives may exercise one-third of the 1999 grant after two years, two-thirds after three years and the full grant after four years. Each of these installments vests one year later than pre-1999 stock option grants. The Committee expects this longer vesting schedule will provide additional incentive for executive officers to remain with the Company. For individual estate and tax planning, the Committee approved changes that permit executive officers to transfer their stock options to certain family members. Transferees may exercise options only if the executive remains responsible for the taxes due on exercise and vesting and other requirements are met.

    PG AWARDS. PG awards for 1999 included PG-X awards and Transition PG awards. The PG awards are designed to preserve the Company's tax deductions under the Million Dollar Cap. The awards contain a formula based on the Company's earnings or earnings per share growth, revenue growth, average return on equity and total shareholder return compared to the total return of the S&P Financial Index during the 1999-2001 performance period. The Committee may adjust downward the results produced by these performance measures based on its judgment of Company, business unit and individual performance.

    TO RECEIVE PAYMENT, PG-X award holders must be employed by the Company through the payment date in September 2003. This vesting period is 18 months longer than prior PG awards. Similar to the vesting change for 1999 stock options, the Committee expects this longer vesting schedule will provide additional incentive for executive officers to remain with the Company. In 1999 the Committee also granted 'Transition PG' awards that have a scheduled payment date in September 2002. The Committee made these one-time awards to recognize that the PG-X awards would have vested in 2002 if they had the same vesting design of prior PG awards. To partially offset these longer vesting periods, the Company will increase the initial payout values of PG-X and Transition PG awards by 5%.

    ADDITIONAL AWARDS. The Committee may in its judgment grant short- or long-term awards for special contributions or job promotions, to attract new hires to the Company, to retain executives or for other unusual reasons. In 1999 the Committee granted restricted shares to 11 executives to provide a strong retention incentive linked to share price. These awards vest in installments ending six years from the grant date. The Committee made certain additional special awards to Messrs. Golub and Chenault which are described below under 'Special Awards.'

    DEFERRAL AND OTHER PROGRAMS. Under the annual Pay for Performance Deferral Program, participants may defer some of their current compensation to a later date. The Company adds to or subtracts from the deferred compensation an amount based on a schedule linked to the Company's return on equity. The Company also provides executive officers with pension, profit sharing, incentive savings, life insurance, perquisite and other benefits consistent with market practices.

OTHER POLICIES.

    SHARE OWNERSHIP. The Company's share ownership policy requires about 150 senior officers to meet share ownership targets. The program includes these key features:

    - Participants have a share ownership target based on a multiple of their base salary, ranging from three times base salary for certain participants to 20 times for Mr. Golub.

    - As an incentive to maximize shareholder value, a participant may count toward his or her target the value of owned shares, 50% of the unrealized gain in stock options and 50% of the market value of restricted shares, with market value based on the market price of the Company's common shares.

    - The Committee expects participants to meet their targets within five years and to make pro rata progress each year.

    DETRIMENTAL CONDUCT. To help protect the Company's competitive position, about 675 employees have signed agreements that require them to forfeit compensation they receive through stock option, restricted share and Portfolio Grant awards if they engage in behavior that is detrimental to the Company. Detrimental behavior covers conduct such as working for certain competitors, soliciting customers or employees after employment ends and disclosure of confidential information.

    MILLION DOLLAR CAP. Current U.S. tax law has a $1,000,000 tax deduction limit on compensation the Company pays to the Chief Executive Officer and the four other most highly compensated executive officers. (In this proxy statement we refer to these five executives as the 'named executives.') The limit does not apply to 'performance-based' compensation. Compensation is 'performance-based' if the Company can pay it only if objective performance criteria set by the Committee are met. The Committee may use discretion to set actual compensation below the maximum amount calculated by application of the performance criteria.

    The Committee's general policy is to structure compensation programs that allow the Company to fully deduct the compensation under the Million Dollar Cap rules. The Committee also believes that the Company needs flexibility to meet its objectives, even if the Company may not deduct all of the compensation. The Company expects that compensation from the 1999 annual incentive, stock option, PG-X and Transition PG awards will count as performance-based and we will be able to deduct it fully. The Company also expects that compensation from the vesting of certain restricted share awards granted for retention purposes will be subject to the Million Dollar Cap limitations.

CHIEF EXECUTIVE OFFICER COMPENSATION

    The Committee made decisions about Mr. Golub's regular 1999 compensation and awards after considering input from the full Board. These decisions were in accordance with our programs and included the following:

    SALARY. Mr. Golub's salary did not increase in 1999.

    ANNUAL INCENTIVE. The Committee approved a 1999 annual incentive award for Mr. Golub that consisted of $2,400,000 cash and 7,556 restricted shares. This award had a final value under the program of 2.7 times his annual incentive award guideline. The restricted shares vest in annual installments over three years. The Committee determined this award after considering Mr. Golub's goal and leadership performance, including his leadership role in the Company's performance and the economic and competitive environment in 1999.

    Overall, the Committee concluded that the Company achieved excellent results in 1999. The Committee considered these factors to be most important with no particular weightings given among the factors:

    FINANCIAL PERFORMANCE

    - FINANCIAL MEASURES. The Company met or exceeded its long-term financial targets. Compared with 1998, the Company's 1999 net income increased 16%, revenue (on a managed basis) increased 13% and diluted earnings per share increased 14% (excluding one-time items in 1998). 1999 return on equity was 25%. The Company's balance sheet remained strong.

    - SHAREHOLDER RETURN. Total shareholder return in 1999 was 63%, significantly exceeding the performance of the S&P 500 Index, the S&P Financial Index and the Dow Jones Industrials Average (the Dow). (The Dow includes companies in the S&P 500 Index and the S&P Financial Index.)

    BUSINESS PERFORMANCE

    - GROWTH IN CARD BUSINESSES. The Company made significant progress in its card business by:

      -- Increasing the number of cards in force by nearly 8%.

      -- Launching several new cards in the United States (including Blue from American Express, the first widely marketed credit card that has a built-in 'smart chip,' and co-branded cards with Costco and Fidelity).

      -- Increasing market share in accounts receivable growth.

      -- Expanding the network of merchants that accept the Company's cards around the world.

    - OPENING THE NETWORK. The Company added 16 partners to its global card network business.

    - INTERNATIONAL GROWTH. The Company increased its financial services business outside the United States and expanded its card network. The Company launched 17 consumer charge, revolving and small business products and substantially expanded its distribution channels through relationships with banks and other institutions.

    - E-COMMERCE STRATEGIES. The Company introduced new online products and services, including Membership B@nking, American Express Brokerage, a digital wallet and American Express@Work, a desktop portal for business to business electronic commerce. The Company also introduced 'My American Express,' which allows customers to tailor the website to their needs. The Company licensed its smart card technology to others in the industry to promote a uniform technology standard for smart card usage.

    - FINANCIAL SERVICES. American Express Financial Advisors (AEFA) posted strong growth in assets under management and improved the investment performance of its mutual funds. In 1999 AEFA piloted a program that provides financial advisors with a broader range of choices for structuring their relationship with AEFA.

    - INVESTMENTS. To position the Company for future growth, the Company funded investments in its smart card, e-commerce and card marketing programs.

    EMPLOYEES AND LEADERSHIP TALENT

    - Overall, the Company's employee satisfaction scores continued to improve, based on results of its annual employee survey. The survey measures employee perceptions in a number of areas, including employee development, integrity, teamwork, and customer focus. The Company has been recognized as a top corporate employer.

    - In 1999 the Company continued to focus on improving the leadership capabilities of its senior management and ensuring that appropriate talent exists within the Company.

    In addition to these accomplishments, the Committee also considered some disappointments, including:

    - An increase in the Company's overall expenses that rose at the same rate as revenues.

    - A 'time to market' for new products which -- though much better -- still falls short of the Company's goals.

    - A difficult year at American Express Bank.

    - Legal actions at AEFA that led to an agreement in principle to settle three class action lawsuits relating to the sales of insurance and annuity products.

    ANNUAL LONG-TERM INCENTIVE AWARDS. The Committee approved a stock option grant of 180,000 stock option shares. The Committee also approved PG-X and Transition PG awards, each with a grant value of $1,000,000. These awards are consistent with Mr. Golub's compensation guidelines.

    PG-VIII PAYOUT. Mr. Golub's PG-VIII award contained a formula based on
(1) the Company's earnings per share growth and average return on equity during 1997-1999 and (2) the average share price for the 60 trading days before February 28, 2000. The Committee adjusted the formula-driven results based on its judgment of the Company's performance and the impact of certain one-time capital gains and accounting changes. The Committee approved a payment of $2,867,598 in accordance with these provisions.

SPECIAL AWARDS

    In April 1999 the Company announced plans for the Chief Executive Officer succession. The Company announced that Mr. Golub plans to remain as Chairman and Chief Executive Officer until April 2001. At that time Mr. Chenault will become Chief Executive Officer. Mr. Golub plans to remain as Chairman for approximately one year commencing April 2001. After this period, Mr. Chenault will become Chairman.

    The Board believes it is important for this transition to be completed successfully. The Board also believes the Company has achieved extraordinary success since Mr. Golub became Chief Executive

Officer. This is reflected by consistent and sustained earnings growth, a 295% total return to shareholders from July 1993 to December 1998 and continued strengthening of the Company's competitive position. In light of these considerations, in 1999 the Committee approved special awards for Messrs. Golub and Chenault. These awards included 750,000 stock option shares for Mr. Golub and 400,000 stock option shares and 40,000 restricted shares for Mr. Chenault. The Committee also approved arrangements for Mr. Golub's remaining tenure as Chief Executive Officer and for his service as Chairman of the Board in 2001-02,
as described on page   .

            COMPENSATION AND BENEFITS COMMITTEE

            Frank P. Popoff, Chairman
            Anne L. Armstrong
            Beverly Sills Greenough
            Jan Leschly
            Richard A. McGinn

    This table contains information about compensation we paid to the named executives in 1999, 1998 and 1997:

                           SUMMARY COMPENSATION TABLE

                                        ANNUAL COMPENSATION                           LONG-TERM COMPENSATION
                              ---------------------------------------   ---------------------------------------------------
                                                                                AWARDS             PAYOUTS
                                                                        -----------------------   ----------
                                                            OTHER       RESTRICTED                LONG-TERM
 NAME AND PRINCIPAL                                         ANNUAL        STOCK       OPTIONS/    INCENTIVE     ALL OTHER
     POSITION AT                                           COMPEN-        AWARDS        SARS       PAYOUTS     COMPENSATION
  DECEMBER 31, 1999    YEAR   SALARY($)    BONUS($)(1)   SATION($)(2)     ($)(3)     (# SHARES)     ($)(5)        ($)(6)
  -----------------    ----   ----------   -----------   ------------   ----------   ----------     ------     ------------
H. Golub ............  1999   $1,000,000   $2,400,000      $284,179     $1,004,004   1,089,161(4) $2,867,598     $741,135
 Chairman and Chief    1998    1,019,231    2,400,000       320,638              0     180,000     2,734,725      582,623
 Executive Officer     1997      900,000    2,300,000       268,598              0     200,000     2,856,231      496,963

-------------------------------------------------------------------------------------------------------------------------

K.I. Chenault .......  1999      700,000    1,800,000       243,237     $5,668,003     544,263(4)  2,150,737      279,015
 President and         1998      717,308    1,750,000       242,657              0     150,213(4)  1,640,815      201,830
 Chief Operating       1997      630,769    1,400,000       224,050      2,645,000     150,000     1,713,705      179,501
 Officer

-------------------------------------------------------------------------------------------------------------------------

J.S. Linen ..........  1999      550,000      780,000       178,485              0      63,557(4)  1,362,175      217,688
 Vice Chairman         1998      571,154      770,000       182,108              0     107,758(4)  1,299,000      267,894
                       1997      550,000      800,000       183,757              0      50,000     1,356,729      342,535

-------------------------------------------------------------------------------------------------------------------------

R.K. Goeltz .........  1999      518,269      750,000        85,118              0      50,000     1,362,175      272,040
 Vice Chairman and     1998      493,269      730,000        86,642              0      46,000     1,299,000      197,865
 Chief Financial       1997      475,000      685,000       453,540              0      50,000       685,482      606,887
 Officer

-------------------------------------------------------------------------------------------------------------------------

D.R. Hubers .........  1999      467,308      665,000       101,832              0      65,000     1,339,375      200,173
 President and Chief   1998      425,000      675,000        58,179              0      64,000     1,279,050      144,731
 Executive Officer,    1997      425,000      725,000        69,149              0      70,000     1,319,679      145,831
 American Express
 Financial
 Corporation

-------------

(1) The amounts in this column reflect cash payments under 1999 annual incentive awards. Mr. Golub's and Mr. Chenault's 1999 annual incentive awards also include restricted share grants we made on February 28, 2000. We include these grants in the Restricted Stock Awards column. We granted 7,556 restricted shares to Mr. Golub that have a grant date value of $1,004,004 and 5,667 restricted shares to Mr. Chenault that have a grant date value of $753,003. One-third of the restricted shares vests after one year, two-thirds vest after two years and the full grant vests after three years.

(2) These numbers reflect the cost of providing perquisites and other personal benefits and amounts we paid to reimburse our executives for additional taxes they owed from certain of these perquisites and benefits. The SEC requires us to break out each perquisite and other personal benefit that exceeds 25% of the total we report for each named executive. These amounts are as follows:

                              LOCAL          PERSONAL                   FLEXIBLE
                              TRAVEL          TRAVEL          TAX      PERQUISITE
    NAME                    ALLOWANCE        EXPENSES       PAYMENTS   ALLOWANCE
    ----                    ---------        --------       --------   ---------
    H. Golub.............    $84,661         $109,300         --          --
    K.I. Chenault........     84,661           61,545         --          --
    J.S. Linen...........     84,661          --            $55,159       --
    R.K. Goeltz..........     30,000          --              --        $35,000
    D.R. Hubers..........     --              --              --         35,000

(3) We value restricted share awards in the table at their fair market value, which is the closing price of the Company's common shares on the New York Stock Exchange on the grant date. On December 31, 1999, the executives in the table held the restricted shares set forth below. We valued them based on the closing price of $166.25 on December 31, 1999.

                               NUMBER OF           VALUE ON
    NAME                   RESTRICTED SHARES   DECEMBER 31, 1999
    ----                   -----------------   -----------------
    H. Golub.............        17,500           $2,909,375
    K.I. Chenault........       117,905           19,601,706
    J.S. Linen...........             0                    0
    R.K. Goeltz..........         7,000            1,163,750
    D.R. Hubers..........         4,562              758,433


We pay dividends on the restricted shares in the same way that we pay them on our common shares. This column includes the restricted share grants we made to Messrs. Golub and Chenault under the 1999 annual incentive awards (see Note 1)
and Mr. Chenault's special restricted share grant we describe on page   . The
special grant contains performance measures that the Company must meet as an additional condition to vesting.

(4) We include here both annual and restoration option awards. For Messrs. Golub and Chenault, we also include special stock option grants we made in 1999.
    We describe all stock option grants on pages   and in the Option Grants
    Table.

(5) These are the amounts we paid under Portfolio Grant-VIII awards (PG-VIII awards). We originally made these awards in 1997. Each PG-VIII award has two parts. The first part is the Financial Incentive, which accounts for 60% of the value of the award. We valued this part based on earnings or earnings per share growth and average return on equity for our business segments or for the entire Company over the period 1997-99. The second part consists of Stock Incentive Units, which account for 40% of the value of the award. We valued this part based on the average price of our common shares during the 60 trading days before February 28, 1999. We structured the PG-VIII awards in the table to qualify as performance-based compensation under the Million Dollar Cap. The Committee adjusted the value of both parts of the awards downward to take into account its judgment of our three-year financial results and the impact of certain one-time capital gains and accounting changes.

(6) The dollar value of the amounts in this column break down as follows:

                                            EMPLOYER
                                          CONTRIBUTIONS
                            PAYMENTS          UNDER       ABOVE-MARKET
                          UNDER CAPITAL    SAVINGS AND    EARNINGS ON       VALUE OF
                           PARTNERS I        RELATED        DEFERRED      SPLIT-DOLLAR
   NAME                      AND II*          PLANS       COMPENSATION   LIFE INSURANCE
   ----                   -------------       -----       ------------   --------------
   H. Golub.............     18,025          87,490         605,614          30,006
   K.I. Chenault........      4,215          61,250         196,262          17,288
   J.S. Linen...........     19,490          48,125         131,231          18,842
   R.K. Goeltz..........          0          45,233         162,016          64,791
   D.R. Hubers..........      2,810          40,890         138,203          18,270

* Lehman Brothers Holdings, Inc., a former subsidiary, formed Capital Partners I and Capital Partners II, which are limited partnerships. Under these partnerships, Lehman offered senior officers the opportunity to invest in a portfolio of high risk investments. A company related to Lehman is the general partner and invested most of the capital of the partnerships. The amounts in the chart include income distributions and distributions related to the liquidation of assets.

    This table contains information about stock option grants we made to the named executives in 1999:

                             OPTION GRANTS IN 1999

                                    INDIVIDUAL GRANTS
                       -----------------------------------------------
                                       % OF
                       NUMBER OF      TOTAL
                       SECURITIES    OPTIONS
                       UNDERLYING   GRANTED TO   EXERCISE
                        OPTIONS     EMPLOYEES     PRICE     EXPIRATION      GRANT DATE
NAME                   GRANTED(#)    IN 1999      ($/SH)       DATE      PRESENT VALUE($)(4)
----                   ----------   ----------   --------   ----------   ------------------
H. Golub.............  180,000(1)      1.5%      $105.875    2/21/09         $5,743,800
                       111,276(2)      0.9        141.281    3/27/04          5,009,646
                        47,885(2)      0.4        140.813    5/23/03          1,913,963
                       750,000(3)      6.2        123.438    3/21/09         30,922,500
---------------------------------------------------------------------------------------------
K.I. Chenault........  135,000(1)      1.1        105.875    2/21/09          4,307,850
                         9,263(2)      0.1        110.313    2/27/04            314,016
                       400,000(3)      3.3        123.438    3/21/09         16,492,000
---------------------------------------------------------------------------------------------
J.S. Linen...........   50,000(1)      0.4        105.875    2/21/09          1,595,500
                        13,557(2)      0.1        148.063    2/23/02            486,154
---------------------------------------------------------------------------------------------
R.K. Goeltz..........   50,000(1)      0.4        105.875    2/21/09          1,595,500
---------------------------------------------------------------------------------------------
D.R. Hubers..........   65,000(1)      0.5        105.875    2/21/09          2,074,150

-------------

(1) We granted these nonqualified stock options on February 22, 1999, as part of our annual award program. Each option has an exercise price per share equal to the fair market value per common share on the grant date. The options also have the restoration option feature described in note (2) below. Executive officers may transfer them to certain family members and entities that these family members control. Holders may exercise one-third of their options after two years, two-thirds after three years, and the full grant after four years, subject to vesting and other requirements. All outstanding stock options may also become exercisable upon death, disability, retirement
    or a change in control of the Company as we describe on pages    .

(2) These are restoration options that we granted when a participant exercised a stock option that was outstanding for at least five years. The number of restoration options we granted equals the number of shares that the holder delivered to us as payment of the exercise price of the older option plus the number of shares withheld for tax withholding obligations. The exercise price of the restoration option is the fair market value of the Company's common shares on the date of its grant. The holder of a restoration option may exercise it six months after the grant date if the holder is in compliance with our stock ownership guidelines. For Mr. Golub, this date is March 7, 2000 for 111,276 of his restoration options and March 8, 2000 for 47,885 of these options. For Mr. Chenault this date is September 1, 1999 and for Mr. Linen this date is February 24, 2000.

(3) These are the special stock option awards we describe on page   .
    Mr. Golub's award has our standard stock option provisions, with two differences. First, Mr. Golub will lose compensation from the award under our forfeiture policy if he joins certain competitors within six years after his employment termination instead of the standard one year period. Second, he may exercise the option only if any of these events occur:

    - Mr. Golub's employment terminates on or after April 30, 2001.

    - Mr. Golub's employment terminates prior to April 30, 2001 because of his death, disability or other employment termination (other than his voluntary resignation, voluntary retirement, substantial violation of our policies or procedures or material dishonesty).

    - The Company employs Mr. Golub continuously for nine years after grant.

    - The Company's common share price is at least 50% higher than the option exercise price for 10 consecutive trading days during the option term and we continue to employ Mr. Golub for at least six years after the grant date.

      Mr. Chenault's award also has our standard stock option provisions, except that he may exercise it only if (1) we employ him continuously for nine years after grant or (2) our common share price is at least 50% higher than the option exercise price for 10 consecutive trading days during the option term and we continue to employ him for at least six years after the grant date.

(4) These numbers show hypothetical values under a variation of the Black-Scholes option pricing model. This model is a complicated mathematical formula that makes assumptions about stock option features. A number of these assumptions do not apply to the options we grant to our executive officers and other employees. In particular, the model assumes that holders can exercise stock options immediately and that the holder can freely transfer them. For these reasons, we caution that the values we show in the table are theoretical and may not reflect the amounts that the option holders will realize. Whether an option holder realizes value and how much this value is will depend on what our share price is relative to the exercise price. We developed the assumptions listed below and Black-Scholes values with assistance from an independent consulting firm. They are consistent with the assumptions we used to report stock option valuations in our 1999 Annual Report to Shareholders.

    ASSUMPTIONS FOR VALUING THE FEBRUARY 1999 GRANTS:

    - The exercise prices are the same as our share price on the grant date.

    - A five-year life for each option. This is the typical amount of time that passes before holders of our options exercise them.

    - Expected dividend yield of 1.5%. This reflects the historical average yield for the most recent 60 months prior to the grant date.

    - Expected stock price volatility of 30%. This reflects the most recent volatility for the month end stock prices of the Company's common shares for the 60 months prior to the grant date.

    - A risk-free rate of return of 5.05%. This reflects the return an investor could expect in a risk-free investment with the same grant and expiration date as our stock options. This is the yield on a zero-coupon five-year bond on the option grant date.

    ASSUMPTIONS FOR VALUING RESTORATION OPTIONS AND SPECIAL OPTIONS:

    The values shown for the restoration and special stock options are based on the same model except that the assumptions reflect:

    - A six-year life for the special stock option awards and the remaining term of the restoration stock option awards.

    - A risk-free rate of return ranging from 5.26% to 6.04%.

    This table contains information about stock option exercises by the named executives during 1999 and unexercised options and stock appreciation rights they held at the end of 1999:

                    AGGREGATED OPTION EXERCISES IN 1999 AND
                        YEAR-END 1999 OPTION/SAR VALUES

                                                    NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                         UNDERLYING                   IN-THE-MONEY
                                                  UNEXERCISED OPTIONS/SARS            OPTIONS/SARS
                        SHARES                      AT DECEMBER 31, 1999         AT DECEMBER 31, 1999(1)
                       ACQUIRED       VALUE      ---------------------------   ---------------------------
                      ON EXERCISE    REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
NAME                      (#)          ($)           (#)            (#)            ($)            ($)
----                  -----------   ----------   -----------   -------------   -----------   -------------
H. Golub.............   327,248    $37,806,088     593,333       1,275,828    $68,458,873    $63,028,448
K.I. Chenault........    17,829      1,505,570     389,476         675,000     42,567,675     37,316,985
J.S. Linen...........    91,758      6,063,821     358,154         110,891     47,051,673      7,331,453
R.K. Goeltz..........   118,666     12,442,051           0          97,334              0      7,084,892
D.R. Hubers..........         0              0     207,999         131,001     23,986,640      9,596,091

-------------
    (1) We base this value on the $166.25 closing price of our common shares on the New York Stock Exchange on December 31, 1999.

    This table contains information about long-term incentive plan awards we made in 1999 to the named executives:

                 LONG-TERM INCENTIVE PLANS -- PG AWARDS IN 1999

                                                          ESTIMATED FUTURE PAYOUTS(1)
                                       PERFORMANCE   --------------------------------------
NAME                       AWARD         PERIOD      THRESHOLD($)   TARGET($)    MAXIMUM($)
----                       -----       -----------   ------------   ----------   ----------
H. Golub.............  PG-X             1999-2001      $304,000     $1,580,000   $4,566,000
                       Transition PG    1999-2001       304,000      1,580,000    4,566,000
-------------------------------------------------------------------------------------------
K.I. Chenault........  PG-X             1999-2001       228,000      1,185,000    3,424,500
                       Transition PG    1999-2001       228,000      1,185,000    3,424,500
-------------------------------------------------------------------------------------------
J.S. Linen...........  PG-X             1999-2001       144,400        750,500    2,168,850
                       Transition PG    1999-2001       144,400        750,500    2,168,850
-------------------------------------------------------------------------------------------
R.K. Goeltz..........  PG-X             1999-2001       144,400        750,500    2,168,850
                       Transition PG    1999-2001       144,400        750,500    2,168,850
-------------------------------------------------------------------------------------------
D.R. Hubers..........  PG-X             1999-2001       144,400        750,500    2,168,850
                       Transition PG    1999-2001       144,400        750,500    2,168,850
-------------------------------------------------------------------------------------------

-------------

(1) PG awards link compensation to our financial and stock price performance. Each PG award consists of a Financial Incentive Component and a Stock Incentive Component. The Financial Incentive Component represents 60% of the award and earns value based on revenue growth, earnings or earnings per share growth and average return on equity of our business segments or the entire Company (depending on the executive's job) over the period 1999-2001. The Financial Incentive Component will earn value if we achieve a minimum level of performance on any of these financial measures. The Stock Incentive Component represents 40% of the award and earns value based on how our total shareholder return compares to the total return of the S&P Financial Index during 1999-2001. Total shareholder return means share price appreciation plus dividends.

    We structured the PG awards in the table to qualify as performance-based compensation under the Million Dollar Cap. As a consequence, the Committee may adjust the value of awards downward only. The Committee will decide the amount of any downward adjustment after it evaluates various factors such as Company, business unit and individual performance over the 1999-2001 period.

    The Committee substantially lengthened the vesting schedule of PG awards commencing in 1999. The PG-X awards will not vest until September 2003.
    The Committee believes this will provide additional incentive for executive officers to remain with the Company. We also granted one-time Transition PG awards that have a scheduled vesting and payment date in September 2002.
    We made these one-time awards to recognize that PG-X awards would have vested in 2002 if they had the same vesting design as prior PG awards.
    To partially
    offset the longer vesting periods, the Company will increase the initial payout values of PG-X and Transition PG awards by 5%.

PERFORMANCE GRAPH

    This graph compares the cumulative total shareholder return on our common shares for the last five fiscal years with the total return on the S&P 500 Index and the S&P Financial Index over the same period. The graph shows the growth of a $100 investment in our common shares, the S&P 500 Index and the S&P Financial Index on December 31, 1994 and the reinvestment of all dividends.

[The table below contains the data points used in the Performance Graph which appears in the printed Proxy Statement.]

                      COMPARISON OF FIVE-YEAR TOTAL RETURN
                   OF AMERICAN EXPRESS COMPANY COMMON SHARES,
                     S&P 500 INDEX AND S&P FINANCIAL INDEX

Value of Investment

                                  [GRAPH OMITTED]

Year-End Data*         1994        1995       1996       1997       1998       1999
--------------         ----        ----       ----       ----       ----       ----
American Express      $100.00     $142.77    $199.58    $318.91    $368.73    $602.43
S&P 500 Index         $100.00     $137.55    $169.11    $225.52    $289.96    $350.63
S&P Financial Index   $100.00     $154.05    $208.16    $308.29    $343.51    $356.47

                           * Source: Compustat

PENSION BENEFITS

    We provide pension benefits under the American Express Retirement Plan and the American Express Supplemental Retirement Plan.

    AMERICAN EXPRESS RETIREMENT PLAN. We have a Retirement Plan that is commonly referred to as a cash balance plan. Each payroll period we credit each participating employee with an amount equal to a percentage of the employee's base salary we pay in that period. We also credit each employee with a percentage of any annual bonus and certain other types of compensation we pay at the time we pay the compensation. The percentage varies with the employee's age and years of service. This table shows the percentages we use to determine the amount of the credits:

               SUM OF AGE PLUS
               YEARS OF SERVICE               APPLICABLE PERCENTAGE
               ----------------               ---------------------
               Less than 35..................           2.50%
               35-44.........................           3.25
               45-59.........................           4.25
               60-74.........................           5.75
               75-89.........................           8.00
               90 or more....................          10.00

    On January 1, 2000 the sum of age plus years of service for the named executives was as follows: Mr. Golub: 78, Mr. Chenault: 68, Mr. Linen: 88, Mr.
Goeltz: 62 and Mr. Hubers: 93.

    The Plan credits participants with interest on their cash balances. The Plan sets the interest rate each year based on an average of the interest rates for various five-year U.S. Treasury Notes. The minimum interest rate is 5%. The maximum rate is the lower of 10% or a specific rate set by the U.S. government under the tax laws. For 1999 the interest rate was 5.00%, and for 2000, the rate is 6%.

    When the employee retires or terminates employment after completing five years of service, the Plan will pay out the cash balance amounts. The Plan will make these payments in the amounts consistent with the employees' elections as to the form and timing of payments, including payment in a single lump sum or as an annuity. An annuity obligates the Plan to make payments in monthly installments over time, in amounts based on assumptions we make as to life expectancy and the value of making payments in the future. Employees may choose similar methods of payment for benefits they earned before July 1, 1995.

    SUPPLEMENTAL RETIREMENT PLAN. By meeting certain legal requirements the Retirement Plan provides a tax-advantaged way for us to provide retirement benefits. However, U.S. tax law limits the amount of benefits we can provide an employee as well as the amount of compensation that we can take into account under the Retirement Plan. We make up for these lost benefits under our Supplemental Retirement Plan.

    FUNDED PENSION PLAN. Some of our employees, including Messrs. Linen and Chenault, have earned retirement benefits under the American Express Funded Pension Plan, a plan in effect until May 1985. We purchased an annuity from an insurance company to fund benefits that these employees will receive under this plan when they retire or leave the Company.

    PENSION TABLE. We set forth in the table below the amount we estimate we will pay each year to the named executives as a single life annuity at age 65 under the Retirement Plan and the Supplemental Retirement Plan. Under a single life annuity, when the employee dies we cease making payments. We break out separately payments the insurance company will make under the Funded Pension Plan. In deriving our estimated payments for the Retirement Plan and the Supplemental Retirement Plan we have made these assumptions:

    - We credit interest on account balances at the actual rate for all years through 2000 and at 5% for 2001 and later years.

    - We start paying retirement benefits to the executives at normal retirement age (age 65) as a single life annuity based on an interest rate of 6.26% and U.S. government-approved assumptions as to life expectancy.

    - We continue to employ Messrs. Golub, Chenault, Linen and Hubers until age 65 at their current base salaries and pay them annual bonuses equal to their average bonus over the last five years.

    - Mr. Goeltz continues his employment status until December 31, 2002 and he
      receives the compensation we describe on page   .

                               RETIREMENT PLAN
                               AND SUPPLEMENTAL   ANNUAL BENEFITS
                               RETIREMENT PLAN      PAYABLE BY
                               ESTIMATED ANNUAL      INSURANCE       TOTAL ANNUAL
EXECUTIVE OFFICER                  BENEFITS           COMPANY          BENEFITS
-----------------              ----------------   ---------------   ---------------
H. Golub.....................      $407,899                 0          $407,899
J.S. Linen...................       635,308           $65,508           700,816
K.I. Chenault................       565,609             5,747           571,356
R.K. Goeltz..................        47,321                 0            47,321
D.R. Hubers..................       270,987                 0           270,987

    Separate Pension Arrangement. When Mr. Golub began employment with us in 1983, we entered into an arrangement to compensate him for benefits he lost when he left his former employer. Under this arrangement, when Mr. Golub retires we will calculate his annual pension under the cash balance formula assuming he started working for us in 1978. We will pay to Mr. Golub an amount equal to the difference between this amount and the amount he is eligible to receive under the Retirement Plan and Supplemental Retirement Plan based on his actual years of service.

AGREEMENT WITH MR. GOLUB

    In connection with the Chief Executive Officer succession described on page , the Company entered into an agreement with Mr. Golub which contains these arrangements:

    - PARTICIPATION IN PROGRAMS. Mr. Golub will remain eligible to participate in our compensation and benefit programs as Chief Executive Officer through April 2001.

    - ELIGIBILITY FOR SEVERANCE. If his employment terminates before April 30, 2001 for any reason other than his resignation, voluntary retirement, death, disability, substantial violation of our policies or procedures or material dishonesty, he will be eligible for severance under our severance policy. The amount of severance we will pay him if his employment terminates in these circumstances cannot be less than the amount in effect under the policy in April 1999. However, if his 1999 special stock option award vests on or after April 30, 2001, we will not have any obligation to pay him severance.

    - SERVICE AS CHAIRMAN OF THE BOARD. If Mr. Golub serves as non-executive Chairman of the Board for one year, we will pay him a salary of $1,000,000 for the year. We will also grant him a non-qualified stock option in February or April 2001 for 150,000 shares (or 450,000 shares if the stock split described in Item 2 is approved). The stock option grant will vest in one-third increments after each of two, three and four years have passed since the grant date or if he retires after age 62. The stock option will have terms no less favorable than the terms we have in place for employees generally at the time we make the grant. If Mr. Golub does not serve as Chairman of the Board after relinquishing his Chief Executive Officer responsibilities, we will provide him with the economic equivalent to the above salary and stock option.

    - OTHER BENEFITS. As Chairman of the Board, we will provide Mr. Golub with continued access to Company services such as a car and driver, use of our aircraft and a perquisite allowance. For his lifetime we will provide him with an office and a secretary and will pay for normal office expenses. We will also reimburse him for expenses he incurs when he is on Company business at our request.

SEVERANCE, CHANGE IN CONTROL AND OTHER ARRANGEMENTS

    We have in place three types of compensation arrangements that we describe in this section of the proxy statement: a uniform severance policy, change in control policies and arrangements relating to death, disability and retirement.

    UNIFORM SEVERANCE POLICY. We have a uniform severance policy that applies to senior officers, including the named executives. If we terminate the employment of the participating officer for any reason generally other than misconduct or we and the officer terminate such employment by mutual agreement, we will pay the officer severance over a period of two years or less. To receive these payments, the officer must sign a severance agreement that prohibits the officer from working for certain competitors, soliciting business from our customers, attempting to hire our employees and disclosing our confidential information. The officer must also agree to release any claims against us.

    The amount of severance that we would pay to each named executive is two times base salary plus two times the amount of the last bonus the Committee approves before the executive signs a severance agreement. During all or a part of the severance period, the officer's long-term incentive awards continue to vest and we will continue to provide coverage under our welfare and benefit plans.

    We entered into a separate arrangement with Mr. Golub relating to the Chief Executive Officer succession that could impact his eligibility for, and amount
of, severance we would pay him. We describe this on page   .

    CHANGE IN CONTROL POLICIES. We have designed our change in control policies to help maintain continuity of management and the focus of our employees on their jobs during the uncertainty that accompanies a change in control. We originally adopted them in 1994 and updated them in 2000 to bring them in line with market practice. A change in control generally includes these events:
(1) any person acquires 25% or more of our common shares or all voting securities, (2) a majority of our Directors are replaced, (3) certain mergers, reorganizations, consolidations, sales of our assets or
(4) shareholders approve a liquidation or dissolution of our Company.

    These are our change in control policies:

     SEVERANCE. We will pay the amount of severance that we would pay under the uniform severance policy in a lump sum to senior officers, including the named executives, if the officer's employment is terminated under certain conditions within two years after a change in control. These conditions include (1) a termination by us for any reason generally other than willful misconduct or conviction of a felony or (2) a termination by the officer for good reason. The officer would have good reason to terminate his or her employment if we impose a reduction in base salary or position, material reduction in the total value of annual incentive and long-term incentive award opportunities, relocation of the officer's workplace or duties materially inconsistent with prior duties. We refer to any of these employment terminations as a 'Covered Termination.'

     PRO RATA BONUS. If a Covered Termination occurs within two years after a change in control, we will pay senior officers, including the named executives, a bonus for the part of the year before termination. We will base the amount of the pro rata bonus on the average of the prior two annual incentive awards.

     KEY EXECUTIVE LIFE. If such a Covered Termination occurs within two years after a change in control, we will transfer to senior officers, including the named executives, policies under our Key Executive Life Insurance Plan. Each policy provides life insurance coverage equal to four times annual base salary up to a maximum of $1,500,000. The officers may retain the life insurance coverage or cash out any value in the policy.

     SUPPLEMENTAL RETIREMENT PLAN. We do not fund benefits under our Supplemental Retirement Plan or the separate arrangement we have with Mr. Golub for additional service credit toward the Retirement Plan. Upon a change in control, we will fully fund benefits that participants have earned under the Supplemental Retirement Plan and that Mr. Golub has earned under his separate pension arrangement.

     If a Covered Termination occurs within one year after a change in control, we will provide senior officers, including the named executives, with an additional benefit under the Supplemental Retirement Plan. This benefit will equal the additional amount we would provide to the officers under the Retirement Plan if the officers had two additional years of service and age under that plan. If a Covered Termination occurs between one and two years after a change in control, we will use one additional year of service and age to calculate the additional benefits.

      If a Covered Termination occurs within one year after a change in control, we will add two years of service to participants' actual service when we determine whether profit sharing contributions we made to the Supplemental Retirement Plan have vested. If the termination occurs between one and two years after a change in control, we will add one year of service.

    - DEFERRED COMPENSATION PLANS. Upon a change in control, we will credit to participants' accounts under our deferred compensation plans (including the Pay for Performance Deferral Program) two years of interest based on the rate in effect for the year before the change in control. We will also pay out all balances in these plans.

    - STOCK OPTIONS AND RESTRICTED SHARES. Stock options and restricted share awards that we issued to employees under our long-term incentive compensation plans will immediately vest upon a change in control. If an employee is terminated for reasons other than misconduct within two years after a change in control, the employee will have an additional 90 days from termination to exercise stock options granted on and after February 28, 2000.

    - PORTFOLIO GRANTS. If a Covered Termination occurs within two years after a change in control, Portfolio Grant awards under these plans will immediately vest and we will pay a pro rata portion of the value of the awards.

    - BENEFITS. We will continue for up to two years our subsidy of medical and dental benefits for officers who are terminated within two years after a change in control.

    - EXCISE TAX GROSS UP. Current U.S. tax laws generally (1) do not allow companies to deduct from income certain compensation provided in connection with a change in control that exceeds specified limits and
      (2) impose a 20% excise tax on the individuals who receive such compensation. We generally will pay to members of senior management, including the named executives, an amount in cash if necessary to make them whole for this excise tax.

    DEATH, DISABILITY AND RETIREMENT. These policies generally apply to stock options, restricted share awards and PG's that we issue to employees under our long-term incentive compensation plans:

    - DEATH, DISABILITY. Upon death or disability, unvested stock options and restricted shares will fully vest and Portfolio Grants will vest pro rata. If the participant is age 60 or older with 10 or more years of service, all or a portion of the remaining value of Portfolio Grants will vest. Following death or disability, the holder (or the holder's estate) will have up to five years to exercise them.

    - RETIREMENT. Upon retirement (meaning age 55 or older with 10 or more years of service), unvested restricted shares outstanding for more than two years will fully or partially vest. Portfolio Grants outstanding for more than one year will partially vest. If a participant is age 60 or older with 10 or more years of service, all or a portion of their unvested stock options, restricted shares and Portfolio Grants that the participant would have lost will also vest. If stock options are vested on the date of retirement, retirees may exercise them through the end of their original term.

ARRANGEMENT WITH MR. GOELTZ

    In July 1999 the Company announced that Mr. Goeltz intended to retire from the Company. At our request, Mr. Goeltz has agreed to continue to serve as Vice Chairman and Chief Financial Officer during the transition period and to assist in our search for his successor. We have asked Mr. Goeltz to enter into an agreement not to compete with the Company for a period of time after his departure. As part of that agreement, we expect to provide him with severance and other benefits under our existing policies. Mr. Goeltz will be eligible to receive service credit and vesting of benefits under our savings and retirement plans during the two years of his agreement. We expect to increase his retirement benefits by adding another five years of service credit and will treat Mr. Goeltz as a retiree under our plans. We will also provide him with a life insurance policy under our Key Executive Life plan, with a reduced value for early retirement before age 65.

                              CERTAIN TRANSACTIONS

SERVICE BY DIRECTORS AND OFFICERS

    In the usual course of our business, we have transactions with many other firms, including financial institutions. Some of the directors or officers of these firms may also serve as directors or officers for us or our subsidiaries. We carry out our transactions with these firms on customary terms. The directors and officers that serve us, our subsidiaries or the other firms involved may not have knowledge of these transactions.

TRANSACTIONS BETWEEN THE COMPANY AND OUR DIRECTORS AND OFFICERS

    Our executive officers and Directors may take out loans from certain of our subsidiaries on the same terms that these subsidiaries offer to the general public. By way of example, American Express Centurion Bank may extend credit to our Directors and executive officers under their Optima Cards or Blue from American Express. Or, American Express Financial Advisors, Inc. may make margin loans to them in connection with securities transactions. Our executive officers and Directors may engage in similar transactions with other subsidiaries in 2000. All indebtedness from these transactions is in the ordinary course of our business and is substantially on the same terms, including interest rates, in effect for comparable transactions with other people. Such indebtedness involves normal risks of collection and does not have features or terms that are unfavorable to our subsidiaries.

    Our executive officers and Directors may also have transactions with us or our subsidiaries involving other goods and services, such as travel, insurance and investment services. These transactions are also in the usual course of our business and we provide them on terms that we offer to our employees generally.

CERTAIN EMPLOYEES

    Occasionally we may have employees who are related to our executive officers or Directors. We compensate these individuals consistent with our policies that apply to all employees.

STOCK PURCHASE ASSISTANCE PLAN

    Our Stock Purchase Assistance Plan (SPAP) is a loan program that helps our senior officers purchase our common shares. It has these features:

    - SPAP is available to about 175 senior officers, including the named executives. We may provide up to $30 million in loans under SPAP.

    - These officers may use SPAP loans to pay the exercise price of stock options (as well as related taxes) or for buying common shares in the open market. Participants may borrow up to 300% of their base salary.

    - Participants must pledge common shares as collateral under guidelines that the Committee sets from time to time. The guidelines currently require that the value of the collateral must equal at least 100% of the loan principal on the date we make the loan. SPAP loans are full recourse, meaning that we can still seek to collect repayment of the loan from the participant if the participant defaults and the value of the collateral is not sufficient to repay the loan.

   - Participants must repay SPAP loans in five years.

   - Participants pay interest quarterly at a rate that is two percentage points below the prime lending rate of a major New York City bank. Currently, SPAP loans bear interest at 6.75%.

    During 1999, the maximum principal amount outstanding for Mr. Goeltz was $652,322 and for Mr. Hubers was $205,318. For all of our executive officers, the maximum principal amount outstanding under SPAP during 1999 was $2,335,440 and on March 1, 2000 this amount was $1,477,801. Messrs. Goeltz and Hubers paid off their loans entirely prior to December 31, 1999.

TRANSACTIONS WITH SIGNIFICANT SHAREHOLDERS

    We have a number of ordinary course relationships with Berkshire Hathaway Inc. (Berkshire), FMR Corp., their affiliates, and companies in which they have significant investments. Some of these companies are service establishments that accept our charge and credit cards and pay our subsidiaries fees when our customers use these cards. From time to time we may enter into joint marketing or other relationships with one or more of these companies that encourage our customers to apply for and use our Cards. Our subsidiaries also provide Corporate Card or travel services to some of these companies and these companies pay fees to these subsidiaries. We or our subsidiaries may engage in other commercial transactions with these companies and pay or receive fees in these transactions. In 1999 we entered into an agreement with Fidelity Brokerage Service, Inc., an affiliate of FMR that offers brokerage and related services. Under this agreement, Fidelity markets to its customers two Card products, the Fidelity American Express'r' Gold Card and the Fidelity American Express'r' Platinum Card that are linked to the customer's brokerage account. Fidelity pays all or part of the annual fees for these Cards. In 1999 we also continued our practice of purchasing our common shares in the open market through a number of brokerage firms, including Fidelity Capital Markets, a subsidiary of FMR.

         SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Due to a clerical oversight, a Form 4 reporting the December 3, 1999 sale of 6,429 common shares by Daniel T. Henry was not filed on or before January 10, 2000 as required, but on January 13, 2000. A

Form 4 reporting the August 5, 1999 purchase of 1,000 shares by Richard A. McGinn was not filed on or before September 10, 1999 as required, but on October 6, 1999.

                   DIRECTORS AND OFFICERS LIABILITY INSURANCE

    We have an insurance policy that provides coverage for Directors and officers liability and fiduciary liability arising from employee benefit plans we sponsor. The directors and officers liability coverage provides that the insurance carriers will (1) reimburse us when we are legally allowed to indemnify our Directors and officers and (2) pay losses, including settlements, judgments and legal fees, on behalf of our Directors and officers when we cannot legally indemnify them. The fiduciary liability portion of the policy covers Directors and employees who serve as fiduciaries for our employee benefit plans. It covers losses from alleged breaches of fiduciary duty as defined in the Employee Retirement Income Security Act of 1974. Executive Risk Indemnity, Inc. issued this policy, which is effective from November 30, 1997 to November 30, 2000. We expect to renew similar coverage at expiration. Federal Insurance Company and other insurers led by Lloyd's of London provide excess coverage. We pay an annualized premium for these coverages of approximately $640,000.

    We also have a supplemental directors and officers liability insurance policy that covers additional losses in cases where we are not legally permitted to indemnify our Directors or officers. ACE Insurance Company Ltd. issued this policy which is effective November 30, 1997, to November 30, 2000. We expect to renew similar coverage at expiration. We pay an annualized premium for this policy of $138,000.

               REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION
                  OF PROXY PROPOSALS, NOMINATION OF DIRECTORS
                       AND OTHER BUSINESS OF SHAREHOLDERS

    Under SEC rules, if a shareholder wants us to include a proposal in our Proxy Statement and form of proxy for the 2001 Annual Meeting of Shareholders, our Secretary must receive the proposal at our principal executive offices by
November   , 2000.

    Under our By-laws, and as SEC rules permit, shareholders must follow certain procedures to nominate a person for election as a Director at an annual or special meeting or to introduce an item of business at an annual meeting. Under these procedures, shareholders must submit the proposed nominee or item of business by delivering a notice to the Secretary of the Company at our principal executive offices. We must receive notice as follows:

    - Normally we must receive notice of a shareholder's intention to introduce a nomination or proposed item of business for an annual meeting not less than 90 days nor more than 120 days before the first anniversary of the prior year's meeting. Assuming that our 2001 Annual Meeting is held on schedule, we must receive this notice no earlier than December 22, 2000 and no later than January 24, 2001.

    - However, if we hold the annual meeting on a date that is not within 30 days before or after such anniversary date, we must receive the notice no later than ten days after the earlier of the date we first provide notice of the meeting to shareholders or announce it publicly.

    - If we hold a special meeting to elect Directors, we must receive a shareholder's notice of intention to introduce a nomination no later than ten days after the earlier of the date we first provide notice of the meeting or announce it publicly.

    A notice of a proposed nomination must include certain information about the shareholder and the nominee, as well as a written consent of the proposed nominee to serve if elected. A notice of a proposed item of business must include a description of and the reasons for bringing the proposed business to the meeting, any material interest of the shareholder in the business and certain other information about the shareholder.

    The Board and our management have not received notice of and are not aware of any business to come before the Annual Meeting other than the items we refer to in this Proxy Statement. If any other matter comes before the Annual Meeting, the persons on our proxy committee will use their best judgment in voting the proxies.

                                     *  *  *  *

    We have mailed our 1999 Annual Report to Shareholders in connection with this proxy solicitation. IF YOU WOULD LIKE A COPY OF OUR 1999 FORM 10-K, EXCLUDING CERTAIN EXHIBITS, PLEASE CONTACT STEPHEN P. NORMAN, SECRETARY, AMERICAN EXPRESS COMPANY, 200 VESEY STREET, NEW YORK, NEW YORK 10285-5005.
    Please vote by telephone or the Internet or sign, date and return the enclosed proxy or voting instruction form in the prepaid envelope. If you vote promptly, we may be able to avoid the expense of a second mailing.

                                                 /s/ HARVEY GOLUB
                                                     HARVEY GOLUB
                                           Chairman and Chief Executive Officer

                                                                       EXHIBIT A

                            AMERICAN EXPRESS COMPANY
                       1993 DIRECTORS' STOCK OPTION PLAN*

    1. PURPOSE. The purpose of the American Express Company 1993 Directors' Stock Option Plan (the 'Plan') is to advance the interests of American Express Company (the 'Company') and its shareholders by encouraging increased share ownership by members of the Board of Directors of the Company (the 'Board') who are not employees of the Company or any of its subsidiaries, in order to promote long-term shareholder value through continuing ownership of the Company's common shares.

    2. ADMINISTRATION. The Plan shall be administered by the Board. The Board shall have all the powers vested in it by the terms of the Plan, such powers to include authority (within the limitations described herein) to prescribe the form of the agreement embodying awards of nonqualified stock options made under the Plan ('Options'). The Board shall, subject to the provisions of the Plan, grant Options under the Plan and shall have the power to construe the Plan, to determine all questions arising thereunder and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable. Any decisions of the Board in the administration of the Plan, as described herein, shall be final and conclusive. The Board may act only by a majority of its members in office, except that the members thereof may authorize any one or more of their number or the Secretary or any other officer of the Company to execute and deliver documents on behalf of the Board. No member of the Board shall be liable for anything done or omitted to be done by him or by any other member of the Board in connection with the Plan, except for his own willful misconduct or as expressly provided by statute.

    3. PARTICIPATION. Each member of the Board who is not an employee of the Company or any of its subsidiaries (a 'Non-Employee Director') and certain other individuals who were directors of Shearson Lehman Hutton Holdings Inc. ('SLHH') as provided in Paragraph 5 below, shall be eligible to receive an Option in accordance with Paragraph 5 below. As used herein, the term 'subsidiary' means any corporation at least 40% of whose outstanding voting stock is owned, directly or indirectly, by the Company.

    4. AWARDS UNDER THE PLAN. (a) TYPE OF AWARDS. Awards under the Plan shall include only Options, which are rights to purchase common shares of the Company having a par value of $.60 per share (the

---------
* Proposed amendments indicated in bold.

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

'common shares'). Such Options are subject to the terms, conditions and restrictions specified in Paragraph 5 below.

    (b) MAXIMUM NUMBER OF SHARES THAT MAY BE ISSUED. There may be issued under the Plan pursuant to the exercise of Options an aggregate of not more than 250,000 common shares, subject to adjustment as provided in Paragraph 6 below. If any Option is cancelled, terminates or expires unexercised, in whole or in part, any common shares that would otherwise have been issuable pursuant thereto will be available for issuance under new Options.

    (c) RIGHTS WITH RESPECT TO SHARES. A Non-Employee Director to whom an Option is granted (and any person succeeding to such a Non-Employee Director's rights pursuant to the Plan) shall have no rights as a shareholder with respect to any common shares issuable pursuant to any such Option until the date of the issuance of a stock certificate to him for such shares. Except as provided in Paragraph 6 below, no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such stock certificate is issued.

    5. NONQUALIFIED STOCK OPTIONS. Each Option granted under the Plan shall be evidenced by an agreement in such form as the Board shall prescribe from time to time in accordance with the Plan and shall comply with the following terms and conditions:

        (a) The Option exercise price shall be the fair market value of the common shares subject to such Option on the date the Option is granted, which shall be the average of the high and the low sales prices of a common share on the date of grant as reported on the New York Stock Exchange Composite Transactions Tape, or, if the New York Stock Exchange is closed on that date, on the last preceding date on which the New York Stock Exchange was open for trading; but in no event will such Option exercise price be less than the par value of such a common share.

        (b) Each year beginning in 1994, as of the date of his election or re-election as a member of the Board at the annual meeting of shareholders of the Company, each Non-Employee Director shall automatically receive an Option for 1,000 common shares, SUBJECT TO ADJUSTMENT AS PROVIDED IN PARAGRAPH 6 BELOW.

        (c) The Option shall not be transferable by the optionee otherwise than by will or the laws of descent and distribution, and shall be exercisable during his lifetime only by him.

        (d) The Option shall not be exercisable:

            (i) before the expiration of one year from the date it is granted and after the expiration of ten years from the date it is granted, and may be exercised during such period as follows: one-third (33 1/3%) of the total number of common shares covered by the Option shall become exercisable each year beginning with the first anniversary of the date it is granted; provided that an Option shall automatically become immediately exercisable in full when the Non-Employee Director ceases to be a Non-Employee Director for any reason other than death;

            (ii) unless payment in full is made for the common shares being acquired thereunder at the time of exercise, such payment shall be made

                (A) in United States dollars by cash or check, or

                (B) in lieu thereof, by tendering to the Company common shares owned by the person exercising the Option and having a fair market value equal to the cash exercise price applicable to such Option, such fair market value to be the average of the high and the low sales prices of a common share on the date of exercise as reported on the New York Stock Exchange Composite Transactions Tape, or, if the New York Stock Exchange is closed on that date, on the last preceding date on which the New York Stock Exchange was open for trading, or

                (C) by a combination of United States dollars and common shares as aforesaid; and

            (iii) unless the person exercising the Option has been at all times during the period beginning with the date of grant of the Option and ending on the date of such exercise, a Non-Employee Director of the Company, except that

                (A) if such person shall cease to be such a Non-Employee
            Director for reasons other than death, while holding an Option that has not expired and has not been fully exercised, such person, at any time within three years of the date he ceased to be such a Non-Employee Director (but in no event after the Option has expired under the provisions of subparagraph 5(d)(i) above), may exercise the Option with respect to any common shares as to which he has not exercised the Option on the date he ceased to be such a Non-Employee Director; or

                (B) if any person to whom an Option has been granted shall die holding an Option that has not expired
            and has not been fully exercised, his executors, administrators, heirs or distributees, as the case may be, may, at any time within one year after the date of such death (but in no event after the Option has expired under the provisions of subparagraph 5(d)(i) above), exercise the Option with respect to any shares as to which the decedent could have exercised the Option at the time of his death.

    Notwithstanding anything in the Plan to the contrary, in accordance with the applicable provisions of the Agreement and Plan of Merger, dated as of March 26, 1990 (the 'Merger Agreement') relating to the merger of SLHH with a subsidiary of the Company, as of April 26, 1993, Options shall be granted under the Plan to certain individuals who were directors of SLHH in full satisfaction of the Company's obligations under the Merger Agreement to replace options previously granted under the Shearson Lehman Brothers Holdings Inc. Stock Option Plan for Non-Employee Directors.

    6. DILUTION AND OTHER ADJUSTMENTS. In the event of any change in the outstanding common shares of the Company by reason of any stock split, stock dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination or exchange of shares, a sale by the Company of all or part of its assets, any distribution to shareholders other than a normal cash dividend, or other extraordinary or unusual event, (i) the number or kind of shares that may be issued under the Plan pursuant to subparagraph 4(b) above, and the number or kind of shares subject to, and the Option price per share under, all outstanding Options shall be automatically adjusted so that the proportionate interest of the participant shall be maintained as before the occurrence of such event; such adjustment in outstanding Options shall be made without change in the total Option exercise price applicable to the unexercised portion of such Options and with a corresponding adjustment in the Option exercise price per share, and (ii) THE NUMBER OR KIND OF SHARES FOR WHICH GRANTS ARE SUBSEQUENTLY TO BE MADE PURSUANT TO PARAGRAPH 5(b) ABOVE SHALL AUTOMATICALLY BE EQUITABLY ADJUSTED TO REFLECT SUCH CHANGES. ANY such adjustment shall be conclusive and binding for all purposes of the Plan.

    7. MISCELLANEOUS PROVISIONS.

        (a) Except as expressly provided for in the Plan, no Non-Employee Director or other person shall have any claim or right to be granted an Option under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Non-Employee Director any right to be retained in the service of the Company.

        (b) A participant's rights and interest under the Plan may not be assigned or transferred, hypothecated or encumbered in whole or in part either directly or by operation of law or otherwise (except in the event of a participant's death, by will or the laws of descent and distribution), including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and no such right or interest of any participant in the Plan shall be subject to any obligation or liability of such participant.

        (c) No common shares shall be issued hereunder unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable federal, state, local and foreign securities, securities exchange and other applicable laws and requirements.

        (d) It shall be a condition to the obligation of the Company to issue common shares upon exercise of an Option, that the participant (or any beneficiary or person entitled to act under subparagraph 5(d)(iii)(B) above) pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold federal, state, local or foreign income or other taxes. If the amount requested is not paid, the Company may refuse to issue common shares.

        (e) The expenses of the Plan shall be borne by the Company.

        (f) The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the issuance of shares upon exercise of any Option under the Plan, and rights to the issuance of shares upon exercise of Options shall be subordinate to the claims of the Company's general creditors.

        (g) By accepting any Option or other benefit under the Plan, each participant and each person claiming under or through him shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, any action taken under the Plan by the Company or the Board.

        (h) The masculine pronoun means the feminine and the singular means the plural in the Plan, wherever appropriate.

        (i) The appropriate officers of the Company shall cause to be filed any reports, returns or other information regarding Options hereunder or any common shares issued pursuant hereto as may be required by Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or any other applicable statute, rule or regulation.

    8. AMENDMENT OR DISCONTINUANCE. The Plan may be amended at any time and from time to time by the Board as the Board shall deem advisable; provided, however, that no amendment shall become effective without shareholder approval if such shareholder approval is required by law, rule or regulation, and provided further, to the extent required by Rule 16b-3 under Section 16 of the Securities Exchange Act of 1934, in effect from time to time. Plan provisions relating to the amount, price and timing of Options shall not be amended more than once every six months, except that the foregoing shall not preclude any amendment to comport with changes in the Internal Revenue Code of 1986, the Employee Retirement Income Security Act of 1974 or the rules thereunder in effect from time to time. No amendment of the Plan shall materially and adversely affect any right of any participant with respect to any Option theretofore granted without such participant's written consent.

    9. TERMINATION. This Plan shall terminate upon the earlier of the following dates or events to occur:

        (a) upon the adoption of a resolution of the Board terminating the Plan; or

        (b) ten years from the date the Plan is initially approved and adopted by the shareholders of the Company in accordance with Paragraph 10 below.

    No termination of the Plan shall materially and adversely affect any of the rights or obligations of any person, without his consent, under any Option theretofore granted under the Plan.

    10. SHAREHOLDER APPROVAL AND ADOPTION. Except as set forth below, the Plan shall be submitted to the shareholders of the Company for their approval and adoption on or before April 26, 1993. The Plan shall not be effective and no Option shall be granted hereunder unless and until the Plan has been so approved and adopted. The shareholders shall be deemed to have approved and adopted the Plan only if it is approved and adopted at a meeting of the shareholders duly held on or before that date (or any adjournment of said meeting occurring subsequent to such date) by vote taken in the manner required by the laws of the State of New York.

                    DIRECTIONS TO THE 2000 ANNUAL MEETING OF
                                SHAREHOLDERS OF
                            AMERICAN EXPRESS COMPANY

    Our world headquarters is the site of the 2000 Annual Meeting of Shareholders. We are located at 200 Vesey Street on the west side of lower Manhattan in the World Financial Center. The World Financial Center is connected to the World Trade Center by two pedestrian overpasses and is also accessible at street level by car.

BY SUBWAY

    Take any of these subway lines: the A, C, E, N, R or the 1, 2, 3, 4, 5 or 9 trains. All of these trains stop at or near the World Trade Center. Walk from the World Trade Center across the Westside Highway (also known as West Street) by going across one of the two walking overpasses. Our building is on the north side of the Winter Garden in the World Financial Center.

BY CAR OR TAXI

    Go south on the Westside Highway in lower Manhattan toward the twin towers of the World Trade Center. Come into the World Financial Center, which is directly across the Westside Highway from the towers, by turning west on either Murray Street or Vesey Street. Go to the main entrance of our building, located at the corner of Vesey Street and the Westside Highway.

58

           This Statement is printed with soy ink on recycled paper.

                                     [Logo]

                                                                      Appendix 1
[LOGO OF AMERICAN EXPRESS]

                            AMERICAN EXPRESS COMPANY

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                      FOR ANNUAL MEETING ON APRIL 24, 2000

P        The undersigned hereby appoints Richard K. Goeltz, Louise M. Parent,
R        and Stephen P. Norman, or any of them, proxies or proxy, with full
O        power of substitution, to vote all common shares of American Express
X        Company which the undersigned is entitled to vote at the Annual Meeting
Y of Shareholders to be held at 200 Vesey Street, 26th Floor, New York, New York, on April 24, 2000 at 10:00 A.M., local time, and at any adjournment of the Meeting, as indicated on the reverse side of this proxy card with respect to the proposals set forth in the Proxy Statement, and in their discretion upon any matter that may properly come before the meeting or any adjournment of the Meeting. The undersigned hereby revokes any proxies submitted previously.

               PLEASE NOTE ANY COMMENTS OR CHANGE OF ADDRESS HERE
               ---------------------------------------------------------------
               ---------------------------------------------------------------
               ---------------------------------------------------------------
               ---------------------------------------------------------------
               ---------------------------------------------------------------
                  (If you have written comments or a change of address in the space above, please mark the corresponding box on the reverse side of this card.)

         To ensure timely receipt of your vote and to help your Company reduce costs, you are encouraged to submit your voting instructions over the Internet or by telephone: simply follow the instructions on the reverse side of this card.

         If you choose to submit your voting instructions by mail, just mark, sign and date this proxy card on the reverse side and return it promptly in the envelope provided. You do not need to mark any boxes if you wish to vote as the Board of Directors recommends.

                            (CONTINUED ON OTHER SIDE)
-------------------------------------------------------------------------------
                         FOLD AND DETACH PROXY CARD HERE


         NOTICE TO EMPLOYEES PARTICIPATING IN THE AMERICAN EXPRESS INCENTIVE SAVINGS PLAN:

         This proxy card indicates the number of whole shares credited to your account in the American Express Incentive Savings Plan (ISP) as of February 22, 2000. However, all of the shares credited to your account as of March 1, 2000 will be voted as you instruct if your proxy card, telephone, or internet voting instructions are received on or before April 18, 2000 by ChaseMellon Shareholder Services, L.L.C., which is acting on behalf of American Express Trust Company, the Trustee of the ISP.

         If the Trustee does not receive your voting instructions by April 22, 2000, the Trustee will vote your ISP shares in the same proportion as it votes all other shares in the ISP for which it has received timely voting instructions.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE   Please mark your
MANNER INDICATED BY THE UNDERSIGNED SHAREHOLDER. IF NO     votes as indicated
DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR           in this example   [X]
ITEMS 1, 2, 3, AND 4, AND AGAINST ITEM 5.

--------------------------------------------------------------------------------
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3 AND 4 AND
                                AGAINST ITEM 5.
--------------------------------------------------------------------------------
ITEM 1 - Election          FOR              WITHHOLD FROM
         of Directors  ALL NOMINEES          ALL NOMINEES

Nominees:
(01) D.F. Akerson    (06)  H. Golub            (11)  D. Lewis
(02) E.L. Artzt      (07)  B. Sills Greenough  (12)  R.A. McGinn
(03) W.G. Bowen      (08)  F.R. Johnson        (13)  F.P. Popoff
(04) K.I. Chenault   (09)  V.E. Jordan, Jr.
(05) R.L. Crandall   (10)  J. Leschly

For the slate, except WITHHELD from the following nominees:

                                                       FOR   AGAINST  ABSTAIN
ITEM 2 - Proposal to amend Restated Certificate of
         Incorporation and effect 3-for-1 stock split. [ ]     [ ]      [ ]

ITEM 3 - Proposal to amend 1993 Directors' Stock
         Option Plan.                                  [ ]     [ ]      [ ]

ITEM 4 - Proposal to ratify selection of Ernst &
         Young LLP as Independent Auditors.            [ ]     [ ]      [ ]

ITEM 5 - Shareholder proposal relating to political
         contributions.                                [ ]     [ ]      [ ]



-------------------------------------------------------------------------------

[ ] There are multiple American Express Shareholders receiving Annual Reports at this address. Please do not send an Annual Report to me in the future. (Note: at least one Annual Report must be sent to each household.)

[ ] I consent to view all future Proxy Statements and Annual Reports online; please do not mail paper copies to me.

[ ] COMMENTS/ADDRESS CHANGE - Please mark this box if you have written comments/address change on the reverse side.

Signature_________________________Signature______________________Date___________

NOTE: Please sign as name appears printed above. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee or guardian, please give full title.

                         FOLD AND DETACH PROXY CARD HERE

                             YOUR VOTE IS IMPORTANT!

3 EASY WAYS TO VOTE YOUR PROXY:

INTERNET:   WWW.PROXYBYNET.COM
            Enter the Control Number printed in the box below and proceed as directed.

OR
TELEPHONE:  1-800-555-5555
            Enter the Control Number printed in the box below and proceed as directed. (Note: You must use a touch tone telephone. There is NO CHARGE for this call.)

OR
MAIL: Just mark, sign and date the attached proxy card and return it in the envelope provided.

           NOTE: IF YOU VOTE BY INTERNET OR TELEPHONE, PLEASE DO NOT MAIL IN YOUR PROXY CARD.

           INTERNET AND TELEPHONE VOTING ARE AVAILABLE 24 HOURS A DAY - 7
           --------------------------------------------------------------
           DAYS A WEEK!
           ------------
           -----------------------------------------
           WWW.PROXYBYNET.COM         1-800-555-5555
           -----------------------------------------

                                                     CONTROL NUMBER

                                                     --------------

                              STATEMENT OF DIFFERENCES
                              ------------------------

The registered trademark symbol shall be expressed as....................... 'r'